UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Gaming and Leisure Properties, Inc.
(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Shareholders of Gaming and Leisure Properties, Inc.
The 2017 Annual Meeting of Shareholders of Gaming and Leisure Properties, Inc. (the "Company" or "GLPI") will be held:
June 15, 2017
10:00 a.m. Eastern Time
At the offices of Ballard Spahr LLP
1735 Market Street, 48th Floor
Philadelphia, Pennsylvania 19103
The items of business are:

1.
To elect Joseph W. Marshall, III, E. Scott Urdang, Earl C. Shanks and James B. Perry as directors to hold office until the 2018 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.

3.	To approve, on a non-binding advisory basis, the Company's executive compensation.

4.	To approve, on a non-binding advisory basis, the frequency of future advisory votes to approve executive compensation.

5.	To consider a shareholder proposal regarding majority voting in uncontested director elections, if properly presented at the meeting.

6.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Shareholders of record of the Company's common stock (NASDAQ: GLPI) as of the close of business on April 13, 2017 are entitled to vote at the meeting and any postponements or adjournments of the meeting.
By order of the Board of Directors,
Peter M. Carlino
Chairman of the Board of Directors

Wyomissing, Pennsylvania
April 27, 2017

Your Vote is Important
Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the Proxy Card mailed to those who receive paper copies of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 15, 2017: The Notice of Annual Meeting, Proxy Statement, and Annual Report to Shareholders for the year ended December 31, 2016 are available at www.proxydocs.com/glpi.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company's 2016 performance, please review the Company's Annual Report to Shareholders for the year ended December 31, 2016.
ANNUAL MEETING OF SHAREHOLDERS

Time and Date	Record Date
10:00 a.m. Eastern Time	April 13, 2017
June 15, 2017	Number of Common Shares Eligible to Vote at the Meeting as of the Record Date:
Place Ballard Spahr LLP 1735 Market Street, 48th Floor Philadelphia, PA 19103	208,536,963
VOTING MATTERS

Matter	Board Recommendation	Page Reference (for more detail)
Election of Directors	FOR each director nominee	12
Ratification of Appointment of Deloitte & Touche LLP	FOR	55
Non-Binding Advisory Vote to Approve Executive Compensation	FOR	56
Non-Binding Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation	ONE YEAR	57
Shareholder Proposal Regarding Majority Voting in Uncontested Director Elections, if properly presented at the meeting	AGAINST	58
BOARD NOMINEES
The following table provides summary information about the director nominees. Directors are elected by a plurality of votes cast.

	Director Since
Name, Age		Principal Occupation
Joseph W. Marshall, III, 64	2013	Vice Chairman of Stevens & Lee, PC, and Vice Chairman of Griffin Holdings, LLC
E. Scott Urdang, 67	2013	Retired. Former Founder, Chairman, and Chief Executive Officer of Center Square Capital Management, Inc.
Earl C. Shanks, 60	2017	Chief Financial Officer of Essendant, Inc.
James B. Perry, 67	2017	Retired. Former Chairman and Chief Executive Officer of Isle of Capri Casinos, Inc.

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2016 PERFORMANCE HIGHLIGHTS
Consistent Results - Stable Dividends
The Company has produced consistent increases in dividends and adjusted funds from operations ("AFFO") since the spin-off from Penn National Gaming, Inc. in 2013.

(1)	December 31, 2014 excludes one-time dividends paid to shareholders of $11.84 and $0.40 per share paid on February 18, 2014 and December 19, 2014, respectively.

AFFO and AFFO per share are non-GAAP financial measures. AFFO per share is calculated using the Company's outstanding number of shares on a fully diluted basis. AFFO is FFO as defined by the National Association of Real Estate Investment Trusts (net income, excluding gains or losses from sales of property and real estate depreciation) excluding stock based compensation expense, debt issuance costs amortization, other depreciation, amortization of land rights, straight-line rent adjustments and direct financing lease adjustments, reduced by maintenance capital expenditures. For a complete discussion of our financial performance in 2016 and additional information on non-GAAP financial measures presented in this Proxy Statement, please see our Annual Report on Form 10-K for the year ended December 31, 2016, a copy of which is included in the Annual Report to Shareholders made available to shareholders in connection with this Proxy Statement.

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EXECUTIVE COMPENSATION
Thoughtful Approach
The Company's compensation program has been carefully designed to attract and retain the talent necessary to drive growth and increase shareholder value in a unique space in the REIT industry. The Company is currently one of only two triple-net landlords focusing on the ownership and lease of gaming facilities. The Compensation and Governance Committee designed the executive compensation program to attract and retain executive talent with the necessary experience in, and understanding of, gaming assets while recognizing that performance metrics should reflect the Company's operation as a triple-net REIT. This resulted in a two-pronged approach:
(1) offer base salaries competitive with the Company's gaming peers to attract and retain the unique skill sets necessary to appropriately value properties with revenues primarily derived from gaming operations; and
(2) offer performance-based compensation designed to drive shareholder value in the competitive REIT market.
By focusing on the Company's gaming peers in establishing base salary and the Company's REIT peers in structuring performance incentives, we believe the compensation program is successful in attracting and retaining talent and driving shareholder value. Further, in 2016, the total potential compensation opportunity of the Company's named executive officers consisted of approximately 76% performance-based and/or "at risk" compensation and approximately 24% fixed compensation (of which approximately 13% was base salary and 11% was time-based restricted stock awards).
2016 Chief Executive Officer Compensation
The base salary of the Company's Chief Executive Officer is competitive with the Company's gaming peers and has not been increased since 2012. Mr. Carlino received the same base salary when he became our Chief Executive Officer that he previously received at Penn National Gaming, Inc. in the same role prior to the spin-off.

(1)	Base salary for the Company's Gaming Peers is for 2015 based on public disclosures in 2016 and the Company's CEO base salary is for 2016.

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In 2016, the performance metrics utilized in the Company's compensation program resulted in cash bonus payments for significant increases in dividend distributions and AFFO but no payments for components tied to acquisitions and total shareholder return. At the conclusion of 2016, the performance-based awards granted in 2014 matured and compensation actually received for 2014 was finally determined. When taking into consideration this information, the Company's CEO earned approximately 34% of the maximum potential compensation for 2014.

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PROXY STATEMENT
FOR 2017 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 15, 2017

This Proxy Statement is furnished to you in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Gaming and Leisure Properties, Inc. to be held on June 15, 2017 (the "Annual Meeting"), and any postponements or adjournments of the meeting.
The Annual Meeting will be held at the offices of Ballard Spahr LLP, 1735 Market Street, 48th Floor, Philadelphia, Pennsylvania 19103 at 10:00 a.m. Eastern Time.
On or about April 27, 2017, we will mail to each of our shareholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet.

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FREQUENTLY ASKED QUESTIONS
When and where will the meeting take place?
The Annual Meeting will be held on June 15, 2017, at 10:00 a.m. Eastern Time, at the offices of Ballard Spahr LLP, 1735 Market Street, 48th Floor, Philadelphia, Pennsylvania 19103.
Why did I receive only a Notice of Internet Availability of Proxy Materials?
As permitted by the Securities and Exchange Commission (the "SEC"), the Company is furnishing to shareholders its notice of the Annual Meeting (the "Notice"), this Proxy Statement and the 2016 Annual Report primarily over the Internet. On or about April 27, 2017, we will mail to each of our shareholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy) a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.
We believe the delivery options that we have chosen will allow us to provide our shareholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing printed copies.
What is the purpose of this meeting and these materials?
We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting and any adjournments or postponements of the meeting.
At the Annual Meeting, you will be asked to vote on the following matters:

•	a proposal to elect four (4) directors to hold office until the 2018 Annual Meeting of Shareholders and until their respective successor has been duly elected and qualified (Proposal No. 1);

•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 2);

•	a proposal to approve, on a non-binding advisory basis, the Company's executive compensation (Proposal No. 3);

•	a proposal to approve, on a non-binding advisory basis, the frequency of future advisory votes to approve executive compensation (Proposal No. 4);

•	a proposal to consider a shareholder proposal regarding majority voting in uncontested director elections, if properly presented at the meeting (Proposal No. 5); and

•	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
What are the voting recommendations of the Board of Directors on these matters?
The Board of Directors recommends that you vote your shares as follows:

•	FOR the nominees as directors for the Board of Directors (Proposal No. 1).

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 2).

•	FOR the approval, on a non-binding advisory basis, of our executive compensation (Proposal No. 3).

•	A frequency of ONE YEAR for future non-binding advisory votes to approve executive compensation (Proposal No. 4).

•	AGAINST a shareholder proposal regarding majority voting in uncontested director elections, if properly presented at the meeting (Proposal No. 5).
Who is entitled to vote at the Annual Meeting?
The record date for the Annual Meeting is April 13, 2017. You have one vote for each share of our common stock that you owned at the close of business on the record date, provided that on the record date those shares were either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a

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bank, broker, or other intermediary. As of that date, there were 208,536,963 shares of common stock outstanding entitled to vote. There is no other class of voting securities outstanding.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Most of our shareholders hold their shares through a bank, broker, or other intermediary (that is, in "street name") rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered to be the shareholder of record with respect to those shares, and we have sent the Notice of Internet Availability directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.
Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in "street name," and the Notice of Internet Availability has been forwarded to you by your bank, broker, or intermediary (which is considered to be the shareholder of record with respect to those shares). As a beneficial owner, you have the right to direct your bank, broker, or intermediary on how to vote and are also invited to attend the Annual Meeting. Your bank, broker, or intermediary has sent you a voting instruction card for you to use in directing the bank, broker, or intermediary regarding how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy, executed in your favor, from the bank, broker, or intermediary that holds your shares.
What options are available to me to vote my shares?
Whether you hold shares directly as the shareholder of record or through a bank, broker, or other intermediary, your shares may be voted at the Annual Meeting by following any of the voting options available to you below:
You may vote via the Internet.

•
If you received a Notice of Internet Availability by mail, you can submit your proxy or voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability.

•	If you received a Notice of Internet Availability or proxy materials by email, you may submit your proxy or voting instructions over the Internet by following the instructions included in the email.

•
If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form.

You may vote via the telephone.

•
If you are a shareholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone.

•
Most shareholders who hold their shares in street name may submit voting instructions by calling the number specified on the paper copy of the voting instruction form provided by their bank, broker, or other intermediary. Those shareholders should check the voting instruction form for telephone voting availability.

You may vote by mail.    If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.
You may vote in person at the meeting.    All shareholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker, or other intermediary, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from the bank, broker, or intermediary that holds your shares, giving you the right to vote the shares at the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you later are unable to attend.

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What if I don't vote for some of the items listed on my proxy card or voting instruction card?
If you properly return your proxy card in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of our Board of Directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions.
If you are a beneficial owner and hold your shares in street name through a bank, broker, or other intermediary and do not give voting instructions to the bank, broker, or intermediary, the bank, broker, or other intermediary, as applicable, will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters, including the uncontested election of directors. As a result, if you are a beneficial owner and hold your shares in street name, but do not give your bank, broker, or other intermediary instructions on how to vote your shares with respect to the following matters, no votes will be cast on your behalf: the election of directors (Proposal No. 1); the advisory vote on executive compensation (Proposal No. 3); the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4); and the shareholder proposal regarding majority voting (Proposal No. 5).
If you do not provide voting instructions to your broker, and your broker indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be "broker non-votes" with regard to that matter. Proxy cards that reflect a broker non-vote with respect to at least one proposal to be considered at the Annual Meeting (so long as they do not apply to all proposals to be considered) will be considered to be represented for purposes of determining a quorum but generally will not be considered to be entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to proposals that require a plurality of the votes cast or proposals that require a majority of the votes cast.
How is a quorum determined?
The presence, in person, by proxy or by means of electronic technology, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the Annual Meeting constitutes a quorum at the Annual Meeting. Abstentions, broker votes and broker non-votes (only when accompanied by broker votes with respect to at least one matter at the meeting) are considered present and entitled to vote for purposes of establishing a quorum for the transaction of business at the Annual Meeting. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the shareholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting, until a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.
What vote is required to approve each proposal at the Annual Meeting?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal No. 1	Election of Directors	Plurality of Votes Cast	No
Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes
Proposal No. 3	Non-Binding Advisory Vote to Approve Executive Compensation	Majority of Votes Cast	No
Proposal No. 4	Non-Binding Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation	Majority of Votes Cast	No
Proposal No. 5	Shareholder Proposal Regarding Majority Voting in Uncontested Director Elections, if properly presented at the meeting	Majority of Votes Cast	No
With respect to Proposal No. 1, you may vote FOR or WITHHOLD your vote on each nominee. The nominee receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of the directors will not be voted with respect to the directors. Proxies may not be voted for more than one director.

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With respect to Proposal Nos. 2, 3 and 5, you may vote FOR, AGAINST or ABSTAIN. With respect to Proposal No. 4, you may vote for the frequency of every ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN.
If you abstain from voting on Proposal 2, 3, 4 or 5, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.
Can I change my vote or revoke my proxy?
Yes. Any shareholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	submitting to our Corporate Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	timely delivery of a valid, later-dated proxy (only the last proxy submitted by a shareholder by Internet, telephone or mail will be counted); or

•	attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.
For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker, or intermediary holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker, or intermediary. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker, or intermediary, giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.
Are there other matters to be voted on at the Annual Meeting?
We do not know of any other matters that may come before the Annual Meeting other than Proposals 1 through 5 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies on the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.
Is a list of shareholders available?
The names of shareholders of record entitled to vote at the Annual Meeting will be available for review by shareholders at the Annual Meeting.
Where can I find the voting results?
Preliminary voting results will be announced at the Annual Meeting, and final voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four (4) business days following the Annual Meeting.
Who is soliciting proxies, how are they being solicited, and who pays the cost?
The solicitation of proxies is being made on behalf of our Board of Directors and we will bear the costs of the solicitation. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. We have engaged Okapi Partners, LLC to aid in the solicitation of proxies and to verify records relating to the solicitation for an estimated fee of $9,000. All costs of such solicitation of proxies will be borne by us. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.
What do I need to do if I intend to attend the Annual Meeting?
Attendance at the Annual Meeting will be limited to shareholders as of the record date or their duly-appointed proxies. Please note that if you attend the Annual Meeting, you may be asked to present valid picture identification, such as a driver's license or passport. If you are a shareholder holding stock in brokerage accounts or by a bank or other intermediary, you may be required to show a brokerage statement or account statement reflecting your stock ownership as of the record date, but in order to vote your shares at the Annual Meeting, you must obtain a "legal proxy" from the bank or brokerage firm that holds your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

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PROPOSAL 1
ELECTION OF DIRECTORS
At our Annual Meeting, shareholders will elect four (4) directors to hold office until our 2018 Annual Meeting of Shareholders. The nominees were recommended and approved for nomination by our Compensation and Governance Committee. The directors shall serve until their successors have been duly elected and qualified or until such director's earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted for the election of the nominees recommended by our Board of Directors, unless you mark the proxy in such a manner as to withhold authority to vote. If any of the nominees for any reason are unable to serve or will not serve, the proxies may be voted for such substitute nominees as the proxy holder may determine. We are not aware of any reason that the nominees will be unable to serve as a director.
Joseph W. Marshall, III, E. Scott Urdang, Earl C. Shanks, and James B. Perry are being nominated for election to our Board of Directors to serve for a term through the 2018 Annual Meeting of Shareholders. We did not pay a fee to any third party to identify or evaluate any potential nominees.
Required Vote
Our bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, each of the nominees receiving the highest number of affirmative votes of the shares entitled to be voted for him or her will be elected as a director to serve until the 2018 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified. Votes withheld shall have no legal effect. At the Annual Meeting, proxies cannot be voted for more than the four (4) nominees named in this Proxy Statement.
As previously mentioned, brokers are not permitted to vote your shares for the election of directors absent instruction from you. Therefore, we urge you to give voting instructions to your broker on the proxy so that your votes may be counted on this important matter.
The Board of Directors recommends a vote FOR the election of the nominated directors.
The following biographical information is furnished as to the nominees for election as a director and each of the continuing directors.
Nominees for Election to the Board of Directors for a One-Year Term Expiring at the 2018 Annual Meeting
Joseph W. Marshall, III, age 64, has served as a member of our Board of Directors since October 2013. Mr. Marshall has also served as the Vice Chairman of the law firm Stevens & Lee, PC and Vice Chairman of Griffin Holdings, LLC since February 2010. In addition to a number of other boards, including the Cancer Treatment Centers of American-Eastern Regional Medical Center and First Bank of Delaware, Mr. Marshall has served on the Board of Directors of SIGA Technologies, Inc. (NASDAQ) since 2009. From 2001 to 2008, Mr. Marshall served as the Chairman and CEO of Temple University Health System, one of the largest health care organizations in Pennsylvania. Mr. Marshall served as director of Health Partners, a provider-owned Medicaid/Medicare Health Maintenance Organization operating in Greater Philadelphia, from 2003 to 2008. Mr. Marshall also previously served on the Pennsylvania Gaming Control Board, Pennsylvania Ethics Commission and the Medicaid Commission created by Congress and established by the Honorable Michael O. Leavitt, Secretary of the U.S. Department of Health & Human Services. In addition, Mr. Marshall is a member of the Board of Trustees of Temple University and Salus University. The Board of Directors supports and approves Mr. Marshall's nomination and continued service on our Board of Directors because of his extensive experience and knowledge of gaming regulation and his significant experience as a director and an executive in both the private and public sectors.
James B. Perry, age 67, was appointed to our Board of Directors on March 30, 2017. Mr. Perry served on the Board of Directors of Isle of Capri Casinos, Inc. ("Isle") from 2007 to 2014 and was named Chairman of the Board of Directors and Executive Chairman of the Board of Directors in 2009 and 2011, respectively. From March 2008 to April 2011, he served as Isle’s Chief Executive Officer. Prior to being named Chairman, Mr. Perry was Executive Vice Chairman from March 2008 to August 2009 and Vice Chairman from July 2007 to March 2008. Mr. Perry served as a Class III Director on the board of Trump Entertainment Resorts, Inc. from May 2005 until July 2007. From July 2005 to July 2007, Mr. Perry served as Chief Executive Officer and President of Trump Entertainment Resorts, Inc., which filed for Chapter 11 bankruptcy in February 2009. Mr. Perry was President of Argosy Gaming Company from April 1997 through July 2002 and Chief Executive Officer of Argosy Gaming Company from April 1997 through May 2003. Mr. Perry also served as a member of the Board of Directors of Argosy Gaming Company from 2000 to July 2005. The Board of Directors supports and approves Mr. Perry’s nomination because he brings

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more than 30 years of gaming industry experience to the Board of Directors. He also has extensive experience in executive management, corporate governance and strategic planning.
Earl C. Shanks, age 60, was appointed to our Board of Directors on March 7, 2017. Mr. Shanks has served as Chief Financial Officer of Essendant Inc., a leading supplier of workplace essentials, since November 2015. Previously, Mr. Shanks served as the Chief Financial Officer at Convergys Corporation from 2003 until 2012. Prior to that, Mr. Shanks held various financial leadership roles with NCR Corporation, ultimately serving as the Chief Financial Officer, where he oversaw treasury, finance, real estate, tax, and six business unit finance teams. Additionally, Mr. Shanks has served as a director of Verint Systems Inc. since July 2012. The Board of Directors supports and approves Mr. Shanks' nomination because of his financial expertise and significant public company experience.
E. Scott Urdang, age 67, has served as a member of our Board of Directors since October 2013. Mr. Urdang, who retired in 2012, was the founder, Chief Executive Officer and Chairman of Urdang Capital Management (now Center Square Capital Management, Inc.), a wholly-owned subsidiary of BNY Mellon. Center Square Capital Management is an investment management company that manages and participates in public, private, global, and US-only real estate investment strategies. Mr. Urdang founded the company in 1987 and at the time of his retirement it had in excess of $5 billion under management. From 1984-1987, Mr. Urdang was a Partner at Laventhol and Horwath, a national consulting and accounting firm, where he served as regional partner in charge of real estate consulting with national responsibility for its pension consulting practice. Mr. Urdang also has experience as a Vice-President of Finance of a large regional development company that was involved in residential subdivisions, office buildings, apartments and shopping centers. Mr. Urdang has 20 years of experience teaching both undergraduate and graduate courses in economics, corporate finance, and real estate finance and investment analysis at the Wharton School of the University of Pennsylvania. The Board of Directors supports and approves Mr. Urdang's nomination and continued service on our Board of Directors because of his extensive experience, comprehensive knowledge and strong record of success in the real estate industry as an investor, developer, entrepreneur, and professor.
Member of the Board of Directors Continuing in Office for a Term Expiring at the 2018 Annual Meeting
David A. Handler, age 52, has served as a member of our Board of Directors since October 2013. Mr. Handler has also served as a director of Penn since 1994. In August 2008, Mr. Handler joined Centerview Partners, an independent financial advisory and private equity firm, as a Partner. From April 2006 to August 2008, he was a Managing Director at UBS Investment Bank. Prior to becoming a Managing Director at UBS Investment Bank, he was a Senior Managing Director at Bear Stearns & Co., Inc. Mr. Handler brings to our Board of Directors experience in investment banking and capital markets that has included a focus on mergers and acquisitions and other significant transactions. Mr. Handler's background is an invaluable asset to us, particularly in connection with evaluating potential acquisition and financing opportunities.
Member of the Board of Directors Continuing in Office for a Term Expiring at the 2019 Annual Meeting
Peter M. Carlino, age 70, has been the Chairman of our Board of Directors and our Chief Executive Officer since the Company's inception in February 2013. Mr. Carlino has served as the Chairman of the Board of Directors of Penn since April 1994 and served as Chief Executive Officer of Penn from 1994 until October 2013. Since 1976, Mr. Carlino has served in an executive capacity for Carlino Capital Management Corp. and is currently the Chairman of the Board and Chief Executive Officer. Carlino Capital Management Corp. is a holding company that owns and operates various Carlino family businesses and Mr. Carlino has been continuously active in strategic planning and monitoring the operations. Having served as the Chairman of Penn's Board of Directors since 1994 and as Chief Executive Officer for Penn, and now the Company, collectively, for over 20 years, Mr. Carlino brings to our Board of Directors extensive management experience, critical knowledge of our properties and knowledge and understanding of the gaming industry in general. Moreover, as one of the largest beneficial owners of our common stock, his interests are significantly aligned with our efforts to enhance long-term shareholder value.
Our directors serve subject to the requirements of our charter and bylaws, including the requirement that directors not be "unsuitable persons." Gaming laws require our directors to obtain licenses from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. If one of our directors were to be determined to be an "unsuitable person" within the meaning of our charter, he or she would be subject to removal for cause by the remaining members of the Board of Directors or by shareholders with a vote of 75% of the votes cast at a shareholders meeting.
There are no family relationships among any of our directors or executive officers.

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Board Composition
Our business and affairs are managed under the direction of our Board of Directors, which currently consists of six (6) members. Our bylaws provide that our Board of Directors will consist of a number of directors to be fixed exclusively by resolution of the Board of Directors. The size of our board is currently set at seven directors. At the time of the filing and mailing of this Proxy Statement, the Compensation and Governance Committee is in the process of evaluating a potential seventh board member. The individual under consideration is in the process of completing certain mandatory gaming licensing applications and the Committee expects to make a final recommendation to the Board prior to the Annual Meeting. Consistent with our charter and bylaws, any nominee appointed by the Board will have a term expiring at the next annual meeting of shareholders.
In 2016, shareholders approved a declassification of the Company's Board of Directors. As a result, beginning with the Annual Meeting, all directors will be elected for one-year terms. Each director's term continues until the election and qualification of his successor, or his earlier death, resignation, retirement, disqualification or removal. Newly created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present. A director may be removed by the Board of Directors only with cause or by the shareholders only with cause and only by the vote of 75% of the shares entitled to vote.
Director Independence
Our Board of Directors observes all applicable criteria for independence established by The NASDAQ Stock Market LLC ("NASDAQ") and other governing laws and applicable regulations. No director will be deemed to be independent unless our Board of Directors determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that each of our directors, other than Mr. Carlino, is independent as defined under the corporate governance rules of NASDAQ. Of these independent directors, our Board has determined that each of (i) Messrs. Marshall, Handler and Urdang, who comprise our Audit and Compliance Committee, and (ii) Messrs. Handler and Urdang, who comprise our Compensation and Governance Committee, satisfy the independence standards for those committees established by the applicable rules and regulations of the SEC and NASDAQ.
Board Leadership Structure and Board's Role in Risk Oversight
Our Board of Directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board of Directors. It is the Board of Directors' view that rather than having a rigid policy, the Board of Directors, with the advice and assistance of the Compensation and Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our Chief Executive Officer also serves as the Chairman of the Board. The Board believes this is appropriate because of the Chairman's role in leading the Company and his proven track record of generating significant shareholder value for Penn over the years prior to the spin-off transaction, which led to the creation of the Company. Moreover, the Board believes that the Chairman's substantial beneficial ownership of the Company's equity has strongly aligned his interests with the interests of shareholders. Because we have selected to have Mr. Carlino serve in both the roles of Chairman and Chief Executive Officer, we have appointed Mr. Marshall to be our Lead Independent Director. As Lead Independent Director, Mr. Marshall is responsible for, among other tasks, the resolution of conflicts of interest that relate to our directors who also serve on the Board of Directors of Penn.
Our Board of Directors plays an active role in the oversight of risks impacting our Company and the management team is charged with managing such risks. Our Board of Directors works closely with management to ensure that integrity and accountability are integrated into our operations. Our Compensation and Governance Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements as well as risks associated with the independence of the Board of Directors. Our Audit and Compliance Committee oversees management of financial risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board of Directors is regularly informed regarding such risks through committee reports and otherwise.

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Meetings and Attendance
During 2016, the Board of Directors met eight (8) times, the Audit and Compliance Committee met eleven (11) times and the Compensation and Governance Committee met two (2) times. Each director attended 75% or more of the aggregate of all meetings of the Board and the Committee on which he served in 2016.
Four out of five of our directors attended last year's annual meeting. Our Board of Directors generally expects its members to attend the Annual Meeting of Shareholders and we believe that all of our directors will attend this year's Annual Meeting.
Committees of the Board of Directors
Our Board of Directors has established the following committees: the Audit and Compliance Committee and the Compensation and Governance Committee. The composition of each such committee satisfies the independence requirements and current standards of the SEC and the rules of NASDAQ (as applicable). Current copies of the charters for each of these committees are available on our website, www.glpropinc.com, under the "About" section.
Audit and Compliance Committee
The duties and responsibilities of the Audit and Compliance Committee are set forth in its charter, which is available on our website, and include the following:

•	to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes;

•	to prepare the Audit and Compliance Committee report required by the SEC in our annual proxy statements;

•	to review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements;

•	to review and discuss with management and the independent registered public accounting firm our earnings press releases;

•
to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non-audit services to be provided to us by our independent registered public accounting firm;

•	to review the qualifications, performance and independence of our independent registered public accounting firm;

•
to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	to review and approve related person transactions that would be required to be disclosed in our SEC reports; and

•	to oversee the Company's compliance program.
Our Audit and Compliance Committee is comprised of Joseph W. Marshall, III (chair), David A. Handler and E. Scott Urdang. Our Board of Directors has determined that all members of our Audit and Compliance Committee are independent under the director independence standards set forth in the rules and regulations of the SEC and the applicable listing standards of NASDAQ, that each member meets the heightened independence standards for service on the Audit and Compliance Committee and satisfies the financial literacy and other requirements for "audit committee" members under applicable NASDAQ rules and that Mr. Marshall is an "audit committee financial expert" as that term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
Compensation and Governance Committee
The duties and responsibilities of the Compensation and Governance Committee are set forth in its charter, which is available on our website, and include the following:

•	to determine, or recommend for determination by our Board of Directors, the compensation of our Chief Executive Officer and other executive officers;

•	to establish, review and consider employee compensation policies and procedures;

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•	to review and approve, or recommend to our Board of Directors for approval, any employment contracts or similar arrangement between the Company and any executive officer of the Company;

•
to review and discuss with management the Company's compensation policies and practices and management's assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company;

•	to review, monitor, and make recommendations concerning incentive compensation plans, including the use of stock options and other equity-based plans;

•
to recommend to our Board of Directors proposed nominees for election to the Board of Directors by the shareholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies that occur between shareholder meetings;

•	to make recommendations to the Board of Directors regarding corporate governance matters and practices;

•	to recommend members for each committee of the Board of Directors; and

•	to recommend the compensation of directors.
Our Compensation and Governance Committee is comprised of David A. Handler (chair) and E. Scott Urdang. Our Board of Directors has determined that all members of our Compensation and Governance Committee are independent under the director independence standards set forth in the rules and regulations of the SEC and the applicable listing standards of NASDAQ. The Compensation and Governance Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation and Governance Committee may deem appropriate in its sole discretion.
Compensation and Governance Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in 2016 served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation and Governance Committee. Additional information concerning transactions between us and entities affiliated with members of the Compensation and Governance Committee is included in this Proxy Statement under the heading "Certain Relationships and Related Person Transactions."
Director Compensation
The Company paid director fees in 2016 to each director who is not an employee of the Company as shown in the table below. For 2017, each committee chair and member retainer was increased by $5,000 and the stock award value for each independent director was increased by $25,000.

Schedule of Director Fees for 2016

Annual Cash Retainer	$100,000
Annual Restricted Stock Award	Restricted Stock valued at $150,000
Committee Chair Retainer	$25,000 for the Audit and Compliance Committee
$20,000 for the Compensation and Governance Committee
Committee Member Retainer	$10,000 for the Audit and Compliance Committee
$7,500 for the Compensation and Governance Committee

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The following table sets forth information on the compensation of all our non-employee directors for 2016:

	2016 Compensation
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)	Stock Awards (#) (3)
Wesley R. Edens (4)	80,625	150,009	230,634	—
David A. Handler	130,000	150,009	280,009	11,779
Joseph W. Marshall, III	125,000	150,009	275,009	10,179
E. Scott Urdang	117,500	150,009	267,509	10,179

(1)	Cash fees include annual director's retainer and, where applicable, committee fees.

(2)
The amounts listed above are calculated based on the closing price on the day prior to grant date. In 2016, each non-employee director was granted an award of 5,396 shares of restricted stock, which for financial reporting purposes are deemed to have a grant date fair value of $150,009.

(3)	Equity outstanding includes restricted stock awards and phantom stock units outstanding as of December 31, 2016.

(4)	Mr. Edens resigned effective October 15, 2016, at which time all outstanding awards were forfeited.

Communications with the Board of Directors
The Board believes it is important for shareholders and others to have a process to send communications to the Board. Shareholders who wish to communicate with directors should do so by writing to Gaming and Leisure Properties, Inc., 845 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or Board committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Company's Audit and Compliance Committee.
Director Nomination Process
Minimum Qualifications of Directors
The Compensation and Governance Committee of the Board of Directors is responsible for evaluating and recommending candidates for membership on our Board, including director nominees suggested by, among others, other Board members, management and shareholders. Our Compensation and Governance Committee may also retain professional search firms to identify candidates.
The Compensation and Governance Committee seeks to identify, as candidates for director, persons with gaming and/or real estate industry knowledge, senior management experience, diversity of viewpoints, business acumen, strength of character, integrity and mature judgment. The Compensation and Governance Committee will also consider a candidate's background and skills, including financial literacy, independence, and the contribution he or she would make in light of the Company's business strategy; a candidate's ability to meet the suitability requirements of all relevant regulatory authorities; a candidate's ability to represent the interests of the shareholders; a candidate's ability to work constructively with the Company's management and other directors; and a candidate's availability, including the number of other boards on which the candidate serves, and his or her ability to dedicate sufficient time and energy to his or her board duties among other considerations set forth in the Company's Corporate Governance Guidelines, available on our website, www.glpropinc.com, under the "About" section.
Shareholder Nominations of Directors and Other Business
Shareholders who (a) are not "Unsuitable Persons," as that term is defined in our charter, (b) have beneficially owned at least 1% of the Company's common stock for a continuous period of not less than 12 months before making such recommendation and (c) are entitled to vote at the Annual Meeting, may submit director nominations

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and proposals for other business for consideration by the Board of Directors and the Compensation and Governance Committee, as applicable, to be raised from the floor at our Annual Meeting, provided that such recommendations are in proper written form and timely received by the Secretary of the Company. To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The requirements set forth in this section do not relate to shareholder proposals intended to be included in our Proxy Statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act.
With respect to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination or proposal is made, all notices must include the following information as further outlined in our Amended and Restated Bylaws:

•	the name and address of such shareholder, as they appear on the Company's books, the telephone number of such shareholder, and the name, address and telephone number of such beneficial owner, if any;

•
a statement or SEC filing from the record holder of the shares, derivative instruments or other interests verifying the holdings of the beneficial owner and indicating the length of time the shares, derivative instruments or other interests have been held by such beneficial owner and any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including, but not limited to, voting arrangements, rights to dividends or performance related fees associated with any securities held, material legal proceedings involving the Company, its directors, officers or affiliates, and any material interest in any material contract or agreement with the Company, its affiliates or any principal competitors;

•	a representation that such shareholder and beneficial owner, if any, intend to be present in person at the meeting;

•
a representation that such shareholder and such beneficial owner, if any, intend to continue to hold the reported shares, derivative instruments or other interests through the date of the Company's next annual meeting of shareholders; and

•
a completed and signed questionnaire, multi-jurisdictional personal disclosure form, representations, agreement and consent to provide additional information and to submit to a background check prepared with respect to and signed by such shareholder and beneficial owner, and such additional information, documents, instruments, agreements and consents as may be deemed useful to the Board of Directors to evaluate whether such shareholder or beneficial owner is an unsuitable person.

Any notice pertaining to a shareholder recommendation for nomination for election or re-election as a director, must also include the following information:

•
all information relating to the recommended nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

•
a description of all direct and indirect compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each recommended nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the recommended nominee were a director or executive officer of such registrant;

•	a description of all relationships between the proposed nominee and the recommending shareholder and the beneficial owner, if any, and of any agreements, arrangements and understandings between the

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recommending shareholder and the beneficial owner, if any, and the recommended nominee regarding the nomination;

•
a description of all relationships between the recommended nominee and any of the Company's competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company;

•
a completed and signed questionnaire, multi-jurisdictional personal disclosure form, representations, agreement and consent to provide additional information and to submit to a background check prepared with respect to and signed by the recommended nominee, and such additional information, documents, instruments, agreements and consents as may be deemed useful to the Board of Directors to evaluate whether such nominee is an Unsuitable Person; and

•
the written representation and agreement (in the form provided by the Secretary upon written request) of the recommended nominee that he or she (1) is not and will not become a party to voting commitment that has not been disclosed to the Company or that could limit or interfere with such person's ability to comply, if elected as a director of the Company, with such person's fiduciary duties under applicable law, (2) is not and will not become a party to any compensation arrangement with any person or entity in connection with service or action as a director that has not been disclosed, and (3) in such person's individual capacity, and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance and other policies and guidelines of the Company.

Any notice as to any business other than a recommendation for nomination of a director or directors that the shareholder proposes to bring before the meeting, must also set forth (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business, (2) a description of all contracts, arrangements, understandings and relationships between such shareholder and beneficial owner, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal of such business by such shareholder and (3) the text of the proposal or business (including the text of any resolutions proposed for consideration).
Code of Business Conduct and Ethics
Our code of business conduct and ethics applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Disclosure regarding any amendments to the code, or any waivers of its requirements, will be included in a current report on Form 8-K within four business days following the date of the amendment or waiver, unless posting such information on our website will then satisfy the rules of the SEC and NASDAQ. A copy of our code of business conduct and ethics is available on our website, www.glpropinc.com, under the "About" section.
Corporate Governance Guidelines
Our Board of Directors has adopted corporate governance guidelines that serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines cover a number of areas including the size and composition of our Board of Directors, board membership criteria and director qualifications, director responsibilities, roles of the Chairman of the Board of Directors and Chief Executive Officer, meetings and roles of independent directors, committee responsibilities and assignments, stock ownership guidelines, board member access to management and independent advisors and direct communications with third parties. A copy of our Corporate Governance Guidelines, is available on our website, www.glpropinc.com, under the "About" section.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Compensation and Governance Committee is responsible for the Company's executive compensation program. For purposes of the following Compensation Discussion and Analysis, the terms "Committee" or "we" or "our" refer to the Compensation and Governance Committee of the Board.
The following Compensation Discussion and Analysis describes our compensation philosophy, objectives and policies and how these are reflected in the compensation program for our named executive officers. Our named executive officers for 2016 were:

Name	Title
Peter M. Carlino	Chairman, Chief Executive Officer and President
William J. Clifford	Senior Vice President, Chief Financial Officer and Treasurer
Steven T. Snyder	Senior Vice President, Corporate Development
Desiree A. Burke	Senior Vice President and Chief Accounting Officer
Brandon J. Moore	Senior Vice President, General Counsel and Secretary

CD&A Quick Reference Guide

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Executive Summary
Transforming the Gaming Industry
On November 1, 2013, Penn National Gaming, Inc. ("Penn") led the gaming industry as the first gaming company to successfully spin-off its real property assets associated with casino gaming and racing facilities into a structure qualifying as a real estate investment trust (the "Spin-Off"). This innovative achievement changed the way gaming industry assets are valued, force gaming company boards and management teams to consider the separation of real property and operating assets to enhance shareholder value and introduce an attractive new form of financing. In the three years following the Spin-Off, several large gaming companies have explored, and in many cases utilized, a REIT structure to maximize value for their shareholders and other constituents, including: MGM Resorts International ("MGM") with the creation of MGM Growth Properties, LLC; Caesars Entertainment Corporation with the proposed formation of a REIT to resolve a contentious bankruptcy; and Pinnacle Entertainment, Inc. ("Pinnacle") in a transaction that would ultimately add 14 Pinnacle properties and a significant new tenant to the Company's portfolio. The Company's innovative thinking and achievements clearly had a profound impact on the gaming industry and the valuation of gaming assets.
Capitalizing on Opportunities and New Relationships in 2016
As the REIT alternative has become more mainstream in the gaming industry, the management team has been focused on expanding the Company's portfolio and diversifying its tenant base. In 2016, this focus resulted in the acquisition of the real property assets associated with 14 of Pinnacle's casino properties upon the consummation of a transaction that began in 2014.
In November 2014, when Pinnacle announced its intention to pursue a REIT spin-off transaction pursuant to a structure very similar to that successfully executed by Penn, the Company quickly evaluated the proposed structure to determine what role, if any, the Company could play in the execution of Pinnacle's proposed strategy. With an in-depth understanding of the complexity of the transaction Pinnacle was pursuing and a recognition of the efficiencies that could be achieved for the shareholders of both companies, the Company subsequently engaged in discussions with Pinnacle to structure a transaction between the companies that would achieve Pinnacle's stated goals. On July 15, 2015, the Company and Pinnacle announced the execution of a merger agreement providing for the acquisition by the Company of substantially all of the real estate assets of Pinnacle following Pinnacle's spin-off of its operating assets into a separate publicly traded company. On April 28, 2016, the Company closed on the acquisition of the Pinnacle assets and expanded its portfolio from 21 to 35 properties and increased its annual rent by approximately $377 million. Perhaps more importantly, the transaction added a significant new regional gaming operator as our tenant, representing both diversification of tenants and a new potential partner for future transactions.
The Company and Pinnacle immediately began to find ways to expand their new relationship and in March 2016 - a month before the merger closed - the Company entered into a purchase agreement and lease with Pinnacle to purchase the operating assets of the Meadows Racetrack & Casino and operate the property pursuant to a separate triple-net lease. The transaction closed on September 9, 2016, bringing the Company's portfolio to 36 properties and increasing rent by approximately $25 million annually.
As a result of the Company's focus on expansion and the management team's ability to solve complex, accounting, tax and legal issues necessary to structure accretive transactions, the Company saw significant advances in 2016:

•	Increasing its portfolio from 21 properties to 36 properties.

•
Increasing its annual rental revenue and income from direct financing lease, as reported, from $427.1 million in 2015 to $684.2 million in 2016. As previously reported by the Company, annual rental revenue is expected to be approximately $829.9 million in 2017 with the full impact of the acquisitions.

•	Increasing its quarterly dividend distributions from $0.545 per share in the fourth quarter of 2015 to $0.60 per share in the fourth quarter of 2016.

•
Increasing its AFFO from $321.8 million in 2015 to $542.1 in 2016. As previously reported by the Company, AFFO is expected to be approximately $668.0 million in 2017 with the full impact of the acquisitions. (Additional information on AFFO, a non-GAAP financial measure, is disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, a copy of which is included in the Annual Report to Shareholders made available to shareholders in connection with this Proxy Statement.)

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We believe the Company is well-positioned to take advantage of opportunities as gaming industry participants continue to explore the value embedded in real property assets and, more importantly, capable of executing complicated transactions quickly and efficiently when such opportunities arise.
Consistent Results - Stable Dividends
In addition to key acquisitions and development efforts, the Company has produced consistent increases in dividends and AFFO since the Spin-Off, all while keeping our debt levels stable.

(1)	December 31, 2014 excludes one-time dividends paid to shareholders of $11.84 and $0.40 per share paid on February 18, 2014 and December 19, 2014, respectively.

AFFO and AFFO per share are non-GAAP financial measures. AFFO per share is calculated using the Company's outstanding number of shares on a fully diluted basis. AFFO is FFO as defined by the National Association of Real Estate Investment Trusts (net income, excluding gains or losses from sales of property and real estate depreciation) excluding stock based compensation expense, debt issuance costs amortization, other depreciation, amortization of land rights, straight-line rent adjustments and direct financing lease adjustments, reduced by maintenance capital expenditures. For a complete discussion of our financial performance in 2016 and additional information on non-GAAP financial measures presented in this Proxy Statement, please see our Annual Report on Form 10-K for the year ended December 31, 2016, a copy of which is included in the Annual Report to Shareholders made available to shareholders in connection with this Proxy Statement.

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Competitive Compensation Aligned with Shareholders
The Company's compensation program has been carefully designed to attract and retain the talent necessary to drive growth and increase shareholder value. The Company's focus on growth has been, and continues to be, concentrated in the gaming industry. As a result, the Company is in a unique position in the REIT industry with only one direct competitor - MGM Growth Properties, LLC ("MGP"). Further, MGP is unique itself because it is majority owned and controlled by MGM. This results in a distinct disconnect between the companies with whom the Company's stock trades - other REITs - and the companies with whom the Company competes for talent and assets - gaming companies. In an attempt to resolve this disconnect, we created a compensation program designed to address both of these realities.
First, in order to retain and attract talent with the necessary experience in, and understanding of, gaming assets, we have aligned the named executive officers' base pay with their peers in the gaming industry. The base compensation of our Chief Executive Officer is competitive among our gaming peers:

(1)	Base salary for the Company's Gaming Peers is for 2015 based on public disclosures in 2016 and the Company's CEO base salary is for 2016.
Second, recognizing that the Company's stock performance is strongly correlated with REITs, we established performance goals for our cash bonus program and performance-based restricted stock awards designed to drive shareholder value, including:

•
Performance-based restricted stock awards tied to the Company's performance measured against the broad US MSCI REIT index generally and, beginning with awards granted in 2017, triple-net REITs specifically; and

•	A cash bonus program primarily tied to the stability and growth of AFFO, dividends and acquisition goals.

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These two components of "at risk" compensation represent a significant portion of management's total compensation opportunity:
By focusing on the Company's gaming peers in establishing base salary and the Company's REIT peers in establishing performance goals, we believe the compensation program is successful in attracting and retaining talent and driving shareholder value.
Executive Pay vs. Company Performance
Following the Spin-Off, the Company's named executive officers transitioned to the Company at the same base pay in effect at the time of the Spin-Off. With the exception of the Company's Senior Vice President and Chief Accounting Officer and the Senior Vice President, General Counsel and Secretary, the named executive officers have not received an increase in base pay since the Company's inception. Further, the total realizable pay for the Company's Chief Executive Officer has decreased each year since the Spin-Off despite a significant increase in AFFO.

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Despite the Company's impressive achievements described above, the executives have not earned their maximum potential bonus in any year since the Spin-Off. Further, the first three-year performance-based restricted stock award matured at the end of 2016 with no value. The performance goals established by the Committee require extraordinary results to achieve maximum payout.
We believe the Company's compensation program appropriately recognizes the unique position the Company holds in the REIT community, while providing the necessary incentives to drive shareholder value as a REIT.
Executive Compensation Highlights
In structuring the Company's executive compensation program for 2016, the Committee's primary objective was to align pay with performance while taking into consideration the performance of the Company over the past two years, the complicated corporate structuring and tax issues encountered in acquiring gaming assets, shareholder feedback, industry and general market trends in compensation practices, as well as the advice and recommendations of our independent compensation advisor.
Highlights of our overall executive compensation program are outlined in the following table, with details of the program discussed more fully throughout this Compensation Discussion & Analysis:

Meaningful 2016 Shareholder Outreach
- Engaged in shareholder outreach in spring and fall 2016 to discuss and obtain feedback on executive compensation and corporate governance matters.

- Based directly on this feedback, the Company (i) changed 2017 performance-based restricted share awards so that 50% of the shares will be measured against triple-net REIT companies and (ii) voluntarily included a shareholder proposal to go from a triennial say-on-pay vote to an annual vote.

Pay for Performance Alignment
- 2016 annual performance cash awards paid out at approximately 70% of the maximum potential (Company achieved maximum AFFO and dividend targets but did not achieve new acquisition targets).

- Executives have not earned their maximum potential bonus in any year since the spin-off.

- Performance-based stock awards granted in 2014 matured at year-end 2016 with no payout as a result of the Company’s total shareholder return performance among the US MSCI REIT Index.

- The multi-dimensional nature of the Company’s compensation program requires extraordinary results across a wide range of metrics to achieve target and maximum payouts, including increases in AFFO, dividend distributions, total shareholder return and successfully executing strategic acquisitions.

Continued Use of Formulaic Incentive Compensation
- 90% of annual performance cash awards are tied to the achievement of pre-determined quantitative performance goals and 10% are based on qualitative performance.

- 80% of stock awards granted for equity compensation continue to be at-risk and are contingent upon the Company achieving rigorous total shareholder return hurdles over the three-year performance period

- Maximum payout for performance-based equity awards require that the Company’s three-year total shareholder return be in the top 20% of the performance peer group. Conversely, performance in the bottom quartile will result in no payout.

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Shareholder Outreach
In 2014, shareholders approved a triennial say-on-pay vote. As a result, the Company did not present a shareholder advisory vote on executive compensation at its 2016 Annual Meeting of Shareholders. However, in 2014 shareholders were supportive of the Company's compensation programs with 97% of the voted shares approving the Company's executive compensation.

It is important to note that while we did not present shareholders with a say-on-pay proposal in 2016, we maintained active and open communications with shareholders, including two separate shareholder outreach efforts in 2016.

Our shareholder outreach efforts are summarized below:

•
Spring 2016 - In connection with the distribution of the proxy materials, we reached out to our top 20 shareholders to discuss questions and concerns related to specific proposals presented in the Company's proxy materials.

•
Fall 2016 - We broadened our outreach efforts to include not only the top 20 shareholders, but also significant shareholders that either withheld votes or voted against the recommendations of the Board. The Board felt strongly that it was important to understand the reasons why shareholders choose not to support certain of the Board's recommendations and to discuss the Company's governance structure and initiatives that shareholders would like the Board to consider in the upcoming year.

Our Response to Shareholder Feedback

As a result of discussions with shareholders, we made the following changes to our executive compensation program:

•	Altered the measurement group for determination of performance-based restricted stock awards to include triple net lease REITs.

•
Elected to present shareholders at this Annual Meeting a proposal on the frequency of our say-on-pay advisory vote to recommend a say-on-pay vote every year instead of the current frequency of every three years. We were not required to present a vote on the frequency of the say-on-pay vote until 2020 but understand that many shareholders view an annual say-on-pay advisory vote as an important opportunity to express concerns with our compensation program. See Proposal No. 4 in this Proxy Statement for further information.

Compensation Philosophy and Objectives
Objectives of Compensation Program
The overall objective of the Company's executive compensation program is to compensate members of management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and further its strategic initiatives. This cannot be understated. The acquisition of real property assets by a REIT from a taxable corporation presents unique and complex tax, accounting, legal and structural issues. Unfortunately, gaming assets are generally owned by corporations and a failure of the Company's management team to identify latent tax, accounting and legal issues can result in a transaction that appears to be accretive on the surface, potentially reducing AFFO and dividend distributions. It is imperative that the Company's management team have the experience and skills necessary to recognize and solve these problems. With these goals in mind, the Company's compensation objectives are to:

•
offer a competitive and balanced compensation program to compensate executives for the unique experience required of our management team, taking into consideration the total compensation opportunity offered by other REITs and gaming companies;

•	utilize a mix of fixed and performance-based compensation designed to closely align the interests of management with those of the Company's shareholders; and

•	attract and retain the best possible management team for the Company to increase shareholder value and maintain the Company's credibility in, and access to, the capital markets.

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Compensation Philosophy
To support the Company's compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:
The Company intends to maintain an executive compensation program that will help it attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company provides a compensation and benefits program that will be sufficiently attractive to provide talented executives with good reason to remain with the Company and continue in their efforts to improve shareholder value. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results. Pay received by the executives will be commensurate with the performance of the Company and their own individual contributions.
We believe that it is in the long-term best interests of the Company to provide a significant portion of each executive's compensation in the form of equity incentive awards. However, we also believe that it is important to provide base salaries that do not motivate or encourage executives to take excessive risks to ensure future financial security, particularly in light of the complex tax, accounting and legal issues inherent in the Company's transactions. To balance these goals, we believe that the appropriate compensation program includes (a) fixed and performance-based cash and (b) time and performance-based equity incentive awards. We focused on the appropriate balance of each of these components in developing our 2016 executive compensation program.
Key Compensation Practices
The Committee, in consultation with our independent compensation advisor and management team, continually evaluates and considers compensation practices identified as "best practices" by various market constituents. We incorporated into our compensation program the practices we believe will most effectively support the Company's continuing efforts to create shareholder value, including:

•	no agreements or arrangements containing tax gross-ups or other similar tax indemnification provisions;

•	compensation largely based on multiple performance metrics, including dividend yield, adjusted funds from operations, relative total shareholder return and acquisition activity;

•	compensation that includes a combination of variable and fixed incentive opportunities; and

•	established maximum bonus opportunities.

We will continue to evaluate and consider input from our shareholders and emerging "best practices" to ensure that our compensation program contains the features necessary to properly align the interests of our executives with the interests of our shareholders without encouraging undue risk.
We have also taken steps to protect shareholder interests and promote shareholder value in both the design and in the administration of the Company's equity compensation program. Under the terms of our 2013 Long-Term Incentive Compensation Plan (the "Plan"), awards to employees are administered by the Committee and will generally include vesting schedules designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years before all of their awards may be settled. Further, the Plan neither permits the exercise price of outstanding stock options or stock appreciation rights to be reduced nor permits the grant of discounted stock options or stock appreciation rights.
Annual Review and Approval Process
Role of the Committee
Our Committee meets each year to review and approve the executive compensation packages for the Chief Executive Officer and each of the other executive officers as well as to confirm and approve performance-based awards earned for the most recently completed year. In establishing compensation packages, we consider numerous factors and data, including:

•	the experience necessary to identify and solve the significant tax, accounting, legal and structural complexities inherent in the types of transactions conducted by the Company;

•	compensation packages of gaming peers with whom the Company competes for talent and assets;

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•	the dividend payout for the previous fiscal year and projected dividends for the current year;

•	the ability to enter into definitive acquisition agreements for properties that will be accretive to the Company's AFFO and dividend;

•	the Company's performance relative to its REIT peers;

•	the performance of the Company's properties in Perryville and Baton Rouge;

•	the individual performance of the executives and their total compensation relative to similarly situated gaming executives;

•	a breakdown of the various components of each executive officer's compensation package;

•	perquisites and other benefits, if any, offered to each executive; and

•	the performance of previous compensation awards.
The Committee reviews this information with its compensation consultant and certain members of the executive management team to revise or confirm the compensation packages for each executive officer. One of our goals is to ensure that base salaries and total compensation packages are appropriate to attract and retain executives with the gaming and real estate experience necessary to create long-term shareholder value. We will also alter performance measures and/or the mix of cash and long-term equity incentive awards as necessary to ensure that management incentives continue to be aligned with shareholders.
Role of Management
The Company's Chief Executive Officer and Chief Financial Officer work closely with the Committee to analyze relevant peer data and to determine the appropriate base salary, cash bonus and incentive award levels for each member of the executive management team. However, while the Committee values the judgment and input from the CEO and CFO, and considers their recommendations, the Committee ultimately retains sole discretion to approve the compensation packages for each named executive officer.
Role of Compensation Consultant
We retained FTI Consulting, Inc. ("FTI"), an independent compensation consultant, to advise the Committee on compensation related matters. The Committee selected FTI because of its experience in assisting other REITs in determining the optimal type and balance of cash and incentive award components in a manner intended to align the interests of management and shareholders while being competitive. In addition to other tasks, FTI worked with management and the Committee to develop a peer group for use in structuring the Company's executive compensation program. FTI and the Company review the peer group annually to ensure that it provides an accurate representation of the Company's peers. A description of the process and rationale utilized for selecting our peer group is described below.
The Committee has determined that no conflict of interest exists between FTI and the Company (including the Company's Board of Directors and the Company's management) pursuant to Item 407(e)(3)(iv) of SEC Regulation S-K. Neither FTI nor any affiliate provided additional services to the Company or its affiliates in excess of $120,000 during 2016.
FTI reviews the current compensation of each executive officer on several levels, including consideration of (a) cash versus equity-based incentive awards; (b) fixed versus variable, (c) time-based vesting versus performance-based vesting and (d) short-term awards versus long-term awards. In addition, FTI provides the Committee with information regarding the compensation levels of executive officers in our selected peer group, as well as, current compensation "best practices" and trends in the REIT and gaming industries. Based on all of the available information and discussions with the Chief Executive Officer and Chief Financial Officer, FTI provides its recommendation to the Committee as to the appropriate compensation of each executive officer or confirms for the Committee that the suggested compensation packages are reasonable.
Peer Group
In selecting and reviewing the Company's peer group, FTI and the Company utilize a set of criteria that they believe captures the key areas of the Company's business and the experience necessary for its executives. FTI and the Company revisited the peer group at the end of 2016 to ensure that it reflects the realities of the environment in which the Company generates its revenue and competes for talent and assets. As a result, the criteria used to select the peer group were refined and the peer group was revised for 2017. The criteria are as follows:

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•
gaming companies comparable to the Company in terms of its asset portfolio and the knowledge and skills necessary by the executive team to effectively evaluate opportunities and to manage the Company's operating properties;

•	gaming companies with whom the Company competes for talent; and

•	triple-net REITs with revenues primarily derived from triple-net leases.

Applying these criteria, FTI recommended, and the Committee approved, the following peer group:

Gaming Companies	Triple-Net REITs

Boyd Gaming Corporation	Alexandria Real Estate Equities, Inc.

Caesars Entertainment Corporation	Communications Sales & Leasing, Inc.

Las Vegas Sands Corp.	EPR Properties

MGM Resorts International	Gramercy Property Trust, Inc.

Penn National Gaming, Inc.	MGM Growth Properties LLC

Pinnacle Entertainment, Inc.	National Retail Properties, Inc.

Wynn Resorts, Limited	Omega Healthcare Investors, Inc.

Realty Income Corporation

Spirit Realty Capital, Inc.

STORE Capital Corporation

VEREIT, Inc.

W. P. Carey, Inc.
Risk Assessment
In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly motivates executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk taking. To this end, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed annually and are fixed in amount. Annual incentive pay is focused on achievement of certain specific overall financial goals and is determined using multiple performance criteria with established maximum payouts. The other major component of our executive officers' compensation is long-term incentives through restricted stock, which we believe is important to help further align executives' interests with those of our shareholders. We believe that these cash and incentive awards, especially when combined with the compensation clawback policy, described in this Proxy Statement under the heading Other Compensation Policies, appropriately balance risk, payment for performance and align executive compensation with shareholders without encouraging unnecessary or excessive risk taking.

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Overview of 2016 Compensation
Elements of Compensation
The compensation program is weighted towards performance-based compensation utilizing several different performance metrics. The mix of cash versus equity-based incentive awards, fixed versus variable compensation, and time-based vesting versus performance-based vesting of equity incentive awards is designed to ensure that management is, and remains, appropriately incentivized across a number of different business and economic environments. In addition, our program includes both internal performance measures as well as external performance metrics to ensure that our executives are focused both on the Company's goals as well as its position in the market. The following is a summary of the key elements (a more detailed description of each element is provided below):

Component	Description	Objective	Strategic Rationale
Base Salary	Fixed cash compensation	Provide competitive fixed compensation considering the job responsibilities, individual performance, skills and experience	Designed to attract and retain executives with the experience to implement the Company's growth strategy
Annual Performance Cash Awards	Cash compensation with 90% tied to achievement of pre-determined quantitative performance goals and 10% tied to qualitative performance	Provide incentives for executives to enter into accretive transactions that result in growing dividend distributions and AFFO	Aligns executive and shareholder interests
Long-Term Fixed Equity Awards	Annual equity awards with time-based vesting equally over a three-year period	Supplement fixed compensation with long-term compensation to enhance retention and encourage long-term growth	Aligns executive and shareholder interests and rewards long-term stock performance
Long-Term Performance-Based Equity Awards	Annual equity award with three-year cliff vesting based on total shareholder return measured against the US MSCI Index and, for 2017 awards, triple-net REIT peers	Provide a significant portion of total potential compensation tied to long-term stock performance	Aligns executive and shareholder interests and rewards long-term stock performance with no payout for under-performance
In 2016, the total potential compensation opportunity of the Company's named executive officers consisted of approximately 76% of performance-based and/or "at risk" compensation and approximately 24% of fixed compensation (of which approximately 13% was base salary and 11% time-based restricted stock awards).
Base Salary
The base salaries of our executives are designed to compensate them for services rendered during the fiscal year and consistent with our pay for performance philosophy, executives receive a significant portion of their overall targeted compensation in a form other than a fixed base salary. Although the Company does not generally benchmark against any particular percentile of base salaries of comparable executives within the Company's peer group, we set salaries that are competitive in the gaming industry, recognizing that our Company seeks to attract and retain executives with experience in the gaming industry. In addition, we recognize that it is critical that executives have the experience necessary to identify and resolve the complex tax, accounting and legal issues inherent in the type of transactions engaged in by the Company. Base salaries are then further adjusted for certain qualitative factors, including: specific position duties and responsibilities; tenure with the Company; individual contributions; and value to the Company and the overall reasonableness of an executive's pay package.

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Set forth below are the 2016 base salary increases approved by the Committee for each of the named executive officers:

Executive	2016 Salary	Percentage Increase over 2015 Base Salary
Chairman, Chief Executive Officer and President	$1,808,468	—%
Senior Vice President, Chief Financial Officer and Treasurer	$1,166,990	—%
Senior Vice President, Corporate Development	$519,841	—%
Senior Vice President and Chief Accounting Officer	$400,000	8%
Senior Vice President, General Counsel and Secretary	$425,000	42%
Base salaries of the Senior Vice President and Chief Accounting Officer and the Senior Vice President, General Counsel and Secretary were increased to better align their salaries with the median of our executive compensation gaming peers.
Annual Performance Cash Awards
For 2016, the Company's Compensation Committee continued the performance-based annual cash incentive bonus program designed to motivate the executive officers and other members of the management team to achieve certain Company growth objectives that we believe were most likely to increase shareholder value. The program was based on the achievement of a number of specific performance criteria focused on the Company's annual strategic goals and business plan. For 2016, the annual cash bonus for each named executive officer was comprised of four components:

•	40% based on the Company's achievement of established AFFO per share targets;

•	20% based on the Company's achievement of established dividend targets;

•	30% based on the achievement of established additional AFFO targets resulting from acquisitions; and

•	10% discretionary based on the qualitative factors indicated above.
With respect to the AFFO and dividend components, a cash bonus could have been earned at three different achievement levels: Threshold; Target; and Maximum. The acquisition goal was measured on a scale of 0-100% with annual target being the maximum and zero being the minimum. The achievement levels established by the Committee for 2016 are set forth below.

Component	Threshold	Target	Maximum
AFFO Growth	Annual AFFO per share of $2.72	Annual AFFO per share of $2.80	Annual AFFO per share of $2.90
Dividend Growth	Fourth quarter dividend per share of $0.545	Fourth quarter dividend per share of $0.56	Fourth quarter dividend per share of $0.585
Acquisition Growth	Payout determined based on the percentage of maximum target achieved		Annual effect on AFFO per share $0.13
We set the ranges of bonuses payable pursuant to the cash bonus measure for each executive as a percentage of annual base salary, as set forth below. In order to help manage total potential compensation payouts, annual cash bonus opportunities are capped at a maximum bonus level, regardless of the extent to which performance exceeds targeted levels.

Executive	Threshold	Target	Maximum
Chairman, Chief Executive Officer and President	50%	100%	200%
Senior Vice President, Chief Financial Officer and Treasurer	50%	100%	200%
Senior Vice President, Corporate Development	50%	100%	200%
Senior Vice President and Chief Accounting Officer	25%	50%	100%
Senior Vice President, General Counsel and Secretary	25%	50%	100%

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In 2016, the Company achieved annual AFFO of $3.00 per share and paid $0.60 per share in fourth quarter dividends. The named executive officers were also awarded the maximum discretionary bonus as a result of successfully closing both the Pinnacle and Meadows transactions. However, no new acquisitions were entered into by the Company in 2016 and therefore no bonus payment was earned for the acquisition growth component. As a result, the cash bonus paid to the named executive officers for 2016 was 70% of the maximum.
The following table indicates the actual amount paid to each named executive officer as a percentage of annual base salary for 2016 for the annual performance cash awards described above:

Executive	Actual Bonus Percent of Base Salary	Actual Payment ($)
Chairman, Chief Executive Officer and President	140%	2,531,854
Senior Vice President, Chief Financial Officer and Treasurer	140%	1,633,786
Senior Vice President, Corporate Development	140%	727,777
Senior Vice President and Chief Accounting Officer	70%	280,000
Senior Vice President, General Counsel and Secretary	70%	297,500

Long-Term Performance-Based Equity Awards
While the annual cash bonus program was designed to incentivize the Company's management team to achieve specific near-term internal Company growth goals, the long-term performance equity award program was designed to focus management on the Company's long-term performance in relation to the broader REIT indices. We believe that a high degree of equity compensation motivates executives to increase the long-term value of the Company by aligning a significant portion of their total compensation with the interests of the Company's shareholders. We also believe that equity compensation is a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company's success.
The Committee determined that the long-term portion of the executive compensation program for 2016 would continue to be awarded and paid in the form of performance-based restricted shares. Awards have three-year cliff vesting with the amount of restricted shares vesting at the end of the three-year period determined based on the Company's performance measured against its peers. More specifically, the percentage of shares vesting at the end of the measurement period will be based on the Company's three-year total shareholder return ranking among the three-year return of the companies included in the MSCI US REIT index (see Overview of Compensation Program for 2017 of the Compensation Discussion and Analysis for a change in the measurement index for 2017). The 2014 awards matured on December 31, 2016 with no value. The number of shares vesting at each performance achievement level for each named executive officer are set forth below.

Executive	Below 25th Percentile	25th to less than 40th Percentile	40th to less than 60th Percentile	60th to less than 80th Percentile	Above 80th Percentile
Chairman, Chief Executive Officer and President	0	55,000	110,000	165,000	220,000
Senior Vice President, Chief Financial Officer and Treasurer	0	27,500	55,000	82,500	110,000
Senior Vice President, Corporate Development	0	17,500	35,000	52,500	70,000
Senior Vice President and Chief Accounting Officer	0	12,500	25,000	37,500	50,000
Senior Vice President, General Counsel and Secretary	0	12,500	25,000	37,500	50,000
We believe that this long-term performance-based equity incentive program compliments the annual cash incentive program by providing the appropriate balance between performance-based cash and performance-based equity awards.

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Long-Term Fixed Equity Awards
In addition to the long-term performance-based equity awards, we established a time-based retention equity award for 2016. A significant amount of each named executive officer's compensation is tied to performance and we recognize that there are often macro-economic factors impacting the business that are outside of management's control. Therefore, we believe that the time-based awards serve as a critical retention tool, recognizing that while the vesting of such awards is unrelated to performance, the value is directly correlated with the Company's share price. Awards vest at a rate of 33.33% per year and are generally subject to continued employment.
The number of shares awarded to each named executive officer for 2016 was as follows:

Executive	Number of Shares
Chairman, Chief Executive Officer and President	55,000
Senior Vice President, Chief Financial Officer and Treasurer	27,500
Senior Vice President, Corporate Development	17,500
Senior Vice President and Chief Accounting Officer	12,500
Senior Vice President, General Counsel and Secretary	12,500
Other Compensation
The Committee had the discretion to pay dividend equivalent payments through the third quarter of 2016 to employees holding Company options and other cash-settled awards received as a result of the conversion of Penn options to Company options in connection with the Spin-Off, as described in the Company's Prospectus effective on October 9, 2013. The Company has not issued option awards since the Spin-Off.
In 2016, the Committee approved the payment of dividend equivalents to the named executive officers for each of the dividends declared during the first three quarters of 2016. The dividend equivalent payments for converted Penn options to each named executive officer for 2016 are set forth below:

Executive	Spin-Off Option Dividend Equivalents ($)
Chairman, Chief Executive Officer and President	1,894,119
Senior Vice President, Chief Financial Officer and Treasurer	403,077
Senior Vice President, Corporate Development	543,831
Senior Vice President and Chief Accounting Officer	111,010
Senior Vice President, General Counsel and Secretary	7,302
No dividend equivalent payments have been made since September 23, 2016.
Overview of Compensation Program for 2017
In establishing the compensation program for 2017, the Committee began with a review of compensation earned by executives in 2016 measured against the Company's achievements in 2016. We believe that the compensation program for the Company's named executive officers in 2016 continued to provide the right balance between performance-based and fixed compensation to properly align the interests of management with shareholders without encouraging undue financial risks. More specifically:

•	base salaries were competitive with gaming industry peers, the companies with whom the Company competes for talent and assets;

•
under the performance-based cash bonus program, named executive officers were rewarded in 2016 for their ability to grow the Company's dividend and AFFO but did not receive maximum value due to the lack of new acquisitions under agreement; and

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•	at the end of 2016, the first three-year performance-based restricted share award matured without value as a result of the Company's stock performance ranking among the US MSCI REIT Index.
With the first performance-based restricted share awards maturing at the end of 2016, we re-examined the program to ensure that it is achieving our goals and providing the proper incentives. The Committee also considered feedback from certain of our institutional shareholders, including certain REIT investors, and advice from our compensation consultant. As a result of this review, the Committee decided to extend the program for 2017, but determined that a portion of the award should be measured against a peer group comprised solely of triple-net REITs. Consequently, performance-based restricted stock awards granted in 2017 will continue to have a three-year vesting period but 50% of the award will be measured by the Company's stock performance ranking among the US MSCI REIT Index and the remaining 50% will be measured by the Company's stock performance ranking among a group of triple-net REIT peer companies. The triple-net measurement group includes publicly traded REITs deriving at least 75% of revenues from triple-net leases:

Triple-Net REITs
Agree Realty Corporation	STORE Capital Corporation
EPR Properties	VEREIT
Four Corners Property Trust	W. P. Carey
Getty Realty	Omega Healthcare Investors
Global Net Lease	Communications Sales & Leasing
Gramercy Property Trust	Alexandria Real Estate Equities
Lexington Realty Trust	Gladstone Commercial Corporation
MGM Growth Properties	LTC Properties
National Retail Properties	One Liberty Properties
Realty Income Corporation	Seritage Growth Properties
Select Income REIT	STAG Industrial Group
Spirit Realty Capital	Care Capital Properties
We will continue to look closely at the efficacy of this program as additional awards mature and more information is available.
With respect to the other components of the compensation program, comparing management's achievements and the Company's share performance to the impact on compensation, the Committee decided to continue the overall compensation program for 2017.
Base Salary
Set forth below are the 2017 base salaries for each of the named executive officers. There were no increases for 2017.

Executive	2017 Salary	Percentage Increase over 2016 Base Salary
Chairman, Chief Executive Officer and President	$1,808,468	—%
Senior Vice President, Chief Financial Officer and Treasurer	$1,166,990	—%
Senior Vice President, Corporate Development	$519,841	—%
Senior Vice President and Chief Accounting Officer	$400,000	—%
Senior Vice President, General Counsel and Secretary	$425,000	—%

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Annual Performance Cash Awards
The Company's annual cash incentive bonus program is a performance-based measure designed to motivate the executive officers and other members of the management team to achieve certain Company growth objectives that we believe are most likely to increase shareholder value. The program is based on the achievement of a number of specific Company performance criteria that we believe are critical for the achievement of the Company's annual strategic goals and business plan. For 2017, the annual cash bonus for each named executive officer will be comprised of four components:

•	40% based on the Company's achievement of established AFFO per share targets;

•	20% based on the Company's achievement of established dividend targets;

•	30% based on the achievement of established additional AFFO targets resulting from acquisitions; and

•	10% discretionary based on the qualitative factors indicated above.
With respect to the AFFO Growth and Dividend Growth components, a cash bonus can be earned at three different achievement levels: Threshold; Target; and Maximum. The achievement levels established by the Committee for 2017 are set forth below. With respect to the Acquisition Growth component, to determine the achievement level, if any, the Committee will evaluate the impact of acquisitions assuming each is financed at 5.5x leverage.

Component	Threshold	Target	Maximum
AFFO Growth	Annual AFFO per share of $2.98	Annual AFFO per share of $3.09	Annual AFFO per share of $3.18
Dividend Growth	Fourth quarter dividend per share of $0.60	Fourth quarter dividend per share of $0.62	Fourth quarter dividend per share of $0.64
Acquisition Growth	Payout determined based on the percentage of maximum target achieved		Annual effect on AFFO per share $0.13
We set the ranges of bonuses payable pursuant to the cash bonus measure for each executive as a percentage of annual base salary, as set forth below. In order to help manage total potential compensation payouts, annual cash bonus opportunities are capped at a maximum bonus level, regardless of the extent to which performance exceeds targeted levels.

Executive	Threshold	Target	Maximum
Chairman, Chief Executive Officer and President	50%	100%	200%
Senior Vice President, Chief Financial Officer and Treasurer	50%	100%	200%
Senior Vice President, Corporate Development	50%	100%	200%
Senior Vice President and Chief Accounting Officer	25%	50%	100%
Senior Vice President, General Counsel and Secretary	25%	50%	100%
Long-Term Performance-Based Equity Awards
The Committee believes that the long-term performance-based equity award program designed for 2014, and continued in 2015 and 2016, was effective in focusing management on the Company's long-term performance in relation to its peer group and provided an effective balance against the short-term Company growth goals reflected in the cash bonus program. Awards have three-year cliff vesting with the amount of restricted shares vested at the end of the three-year period determined based on the Company's performance during such period measured against its peers. More specifically, for 2017, the percentage of shares vesting at the end of the measurement period will be based on the Company's three-year total shareholder return ranking among the three-year return of the companies included in the MSCI US REIT index and in the triple-net REIT group set forth above, in equal amounts.

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The number of shares vesting at each performance achievement level for each named executive officer are set forth below.

Executive	Below 25th Percentile	25th to less than 40th Percentile	40th to less than 60th Percentile	60th to less than 80th Percentile	Above 80th Percentile
Chairman, Chief Executive Officer and President	0	55,000	110,000	165,000	220,000
Senior Vice President, Chief Financial Officer and Treasurer	0	27,500	55,000	82,500	110,000
Senior Vice President, Corporate Development	0	17,500	35,000	52,500	70,000
Senior Vice President and Chief Accounting Officer	0	12,500	25,000	37,500	50,000
Senior Vice President, General Counsel and Secretary	0	12,500	25,000	37,500	50,000
Annual Equity Awards
In addition to the long-term performance-based equity awards, we have established a time-based vesting award for 2017 in the same amounts granted in 2016. Awards will vest at a rate of 33.33% per year, generally subject to the executive's continued employment. The number of shares awarded to each named executive officer is set forth below.

Executive	Number of Shares
Chairman, Chief Executive Officer and President	55,000
Senior Vice President, Chief Financial Officer and Treasurer	27,500
Senior Vice President, Corporate Development	17,500
Senior Vice President and Chief Accounting Officer	12,500
Senior Vice President, General Counsel and Secretary	12,500
Deferred Compensation
The Company does not maintain any defined benefit pension programs for its executives. The Company maintains an elective non-qualified deferred compensation plan for executives. Pursuant to the plan, the Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. All amounts credited to an executive's account are notionally invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company's general assets. However, the Company currently contributes funds into a grantor trust on a monthly basis in respect of these deferred compensation obligations. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. The deferred compensation program is described in more detail under the heading 2016 Nonqualified Deferred Compensation of this Proxy Statement.
Benefits and Perquisites
We believe that executives should be offered customary benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive practices among the Company's peer group and, in certain circumstances, may address a particular reasonable issue or concern of an executive. The standard benefits offered to all of the Company's employees include medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by the Company (50% of employee contributions, subject to applicable contribution limits). Consistent with the objectives described above, the Company also provides certain executive officers with additional supplemental benefits and perquisites,

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including in limited instances, use of the Company's private aircraft where individual circumstances merit. The description and value of such supplemental benefits and perquisites in 2016 can be found on the All Other Compensation Table of this Proxy Statement.
Employment Agreements
None of the named executive officers has an employment agreement with the Company.
Other Compensation Policies
Hedging and Pledging Policy.    We believe that equity ownership fosters an atmosphere where directors and officers "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we have adopted policies generally restricting each of the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares.
Compensation Clawback Policy.    The Company has a commitment to ensure that its executive officers adhere to the highest professional and personal standards. Accordingly, the Company's policy is that misconduct by any executive officer that leads to a restatement of the Company's financial results could subject executive officers to disgorge prior compensation to the extent such compensation would not have been earned based on the restated financial statements. In light of the highly regulated nature of the Company's business, the Committee would likely pursue such remedy, among others, where appropriate based on the facts and circumstances surrounding the restatement and existing laws.
Statutory and Regulatory Considerations.    In designing the Company's compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which generally provides that the Company may not deduct certain compensation of more than $1 million that is paid to certain individuals. We seek to preserve the Company's tax deductions for executive compensation to the extent consistent with the Company's executive compensation objectives. However, we may also from time to time consider and grant compensation that may not be tax deductible if we believe such compensation is warranted to achieve the Company's objectives.

37 |    Notice of Annual Meeting of Shareholders and Proxy Statement

Summary Compensation Table
The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2016, 2015 and 2014 by the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as of December 31, 2016 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Peter M. Carlino Chairman, Chief Executive Officer and President	2016	1,808,468	5,317,400	2,531,854	2,353,353	12,011,075
	2015	1,878,024	5,417,500	3,279,763	6,189,919	16,765,206
	2014	1,808,468	7,087,300	1,910,683	9,745,696	20,552,147
William J. Clifford Senior Vice President, Chief Financial Officer and Treasurer	2016	1,166,990	2,658,700	1,633,786	594,436	6,053,912
	2015	1,211,874	2,708,750	2,117,427	2,142,572	8,180,623
	2014	1,166,990	3,543,650	1,236,637	3,419,671	9,366,948
Steven T. Snyder Senior Vice President, Corporate Development	2016	519,841	1,691,900	727,777	628,628	3,568,146
	2015	539,835	1,723,750	944,996	1,086,847	4,295,428
	2014	519,841	2,255,050	557,283	1,370,527	4,702,701
Desiree A. Burke (5) Senior Vice President and Chief Accounting Officer	2016	400,000	1,208,500	280,000	153,167	2,041,667
	2015	385,817	1,231,250	337,149	263,864	2,218,080
	2014	232,919	1,610,750	197,186	378,457	2,419,312
Brandon J. Moore Senior Vice President, General Counsel and Secretary	2016	425,000	1,208,500	297,500	29,812	1,960,812
	2015	311,538	985,000	272,240	31,272	1,600,050
	2014	285,000	1,288,600	159,224	36,849	1,769,673

(1)	Amounts are based on W2 reported earnings, which reflects timing of wages paid.

(2)
The amounts reflect the full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation - Stock Compensation" ("ASC 718"). The assumptions used in calculating these amounts are described in footnote 3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Included in stock awards for the years 2016, 2015 and 2014 are restricted stock and performance-based restricted stock awards granted on January 4, 2016, January 2, 2015 and April 25, 2014, respectively, relating to the Company's long-term fixed equity award grant and long-term performance-based equity award grant, respectively. For more information on the Company’s long-term fixed equity awards and long-term performance-based equity awards, see the Overview of 2016 Compensation section of the Compensation Discussion and Analysis included in this Proxy Statement.

(3)
The amounts in 2016, 2015 and 2014 reflect annual performance cash awards earned for each period. For more information on the Company's annual performance cash awards, see the Compensation Discussion and Analysis included in this Proxy Statement.

(4)	See All Other Compensation Table included in this Proxy Statement for more information.

(5)	Ms. Burke joined the Company on April 30, 2014.

38 |    Notice of Annual Meeting of Shareholders and Proxy Statement

All Other Compensation Table
The following table describes each component of the All Other Compensation column of the Summary Compensation Table:

						Perquisites
Name	Year	Company Contributions to Deferred Compensation Plan ($) (1)	Company Contributions to 401(k) ($) (2)	Company Dividend Equivalents Related to Spin-Off ($) (3)	Company Paid Insurance Premiums ($) (4)	Club Memberships ($)	Personal Use of Company Vehicle ($) (5)	Personal Use of Company Airplane ($) (6)	Total ($)
Peter M. Carlino	2016	254,411	5,300	1,894,119	—	4,230	4,439	190,854	2,353,353
	2015	189,435	5,300	5,791,097	—	4,575	2,000	197,512	6,189,919
	2014	147,842	5,200	9,391,106	—	4,560	—	196,988	9,745,696
William J. Clifford	2016	164,221	5,300	403,077	—	—	—	21,838	594,436
	2015	122,426	5,300	2,006,215	—	—	—	8,631	2,142,572
	2014	86,138	5,200	3,300,415	—	—	—	27,918	3,419,671
Steven T. Snyder	2016	73,242	5,300	543,831	6,255	—	—	—	628,628
	2015	54,856	5,300	1,020,436	6,255	—	—	—	1,086,847
	2014	34,244	8,750	1,321,278	6,255	—	—	—	1,370,527
Desiree A. Burke	2016	36,857	5,300	111,010	—	—	—	—	153,167
	2015	29,150	5,300	229,414	—	—	—	—	263,864
	2014	10,717	3,172	364,568	—	—	—	—	378,457
Brandon J. Moore	2016	17,210	5,300	7,302	—	—	—	—	29,812
	2015	6,231	5,300	19,741	—	—	—	—	31,272
	2014	—	5,192	31,657	—	—	—	—	36,849

(1)	This column reports the Company's matching contributions under the Company's Deferred Compensation Plan.

(2)	This column reports the Company's contributions to the Named Executive Officers' 401(k) savings accounts.

(3)
In connection with the Spin-Off transaction, this column reports dividends paid to the Named Executive Officers on vested stock options converted from PENN stock options as of the time of the Spin-Off and the incremental fair value charge taken in 2014 and 2015 by the Company relating to dividends accrued on unvested stock options as of the time of Spin-Off, which was not factored into the grant date value of the awards at the time they were granted. The final dividend payment was made on September 23, 2016.

(4)	This column reports life insurance policy premiums paid by the Company on behalf of Mr. Snyder.

(5)	The amount allocated for personal use of a company vehicle is calculated based upon the lease value of the vehicle and an estimate of personal usage provided by the executive.

(6)
The amount allocated for personal aircraft usage is calculated based on the incremental cost to the Company for fuel, landing fees and other variable costs of operating the airplane. Since the Company's aircrafts are used for business travel, the Company does not include fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance.

39 |    Notice of Annual Meeting of Shareholders and Proxy Statement

2016 Grants of Plan-Based Awards
The following table sets forth certain information regarding grants of plan-based awards to the Named Executive Officers in 2016:

			Estimated future payouts under equity incentive plan awards			All Other Stock Awards
Name	Grant Date	Grant Board Approval Date	Threshold (#) (1)	Target (#) (1)	Maximum (#) (1)	Number of Securities Underlying Stock Awards (#) (2)	Grant Date Fair Value of Stock Awards ($) (3)
Peter M. Carlino	1/4/2016	12/14/2015				55,000	1,529,000
	1/4/2016	12/14/2015	0	110,000	220,000		3,788,400
William J. Clifford	1/4/2016	12/14/2015				27,500	764,500
	1/4/2016	12/14/2015	0	55,000	110,000		1,894,200
Steven T. Snyder	1/4/2016	12/14/2015				17,500	486,500
	1/4/2016	12/14/2015	0	35,000	70,000		1,205,400
Desiree A. Burke	1/4/2016	12/14/2015				12,500	347,500
	1/4/2016	12/14/2015	0	25,000	50,000		861,000
Brandon J. Moore	1/4/2016	12/14/2015				12,500	347,500
	1/4/2016	12/14/2015	0	25,000	50,000		861,000

(1)
Awards represent performance-based restricted stock with cliff vesting at the end of the performance period beginning on January 4, 2016 and ending on December 31, 2018. The amount of restricted shares vested at the end of the performance period can range from zero to a maximum of 200% of target, depending on the level of achievement of the performance goals measured against the return of the companies included in the MSCI US REIT Index over the measurement period. In the event of a change in control, awards vest immediately at target level or, if greater, the actual level of achievement as of the date of the change of control, annualized for the entire performance period. For more information on the Company's performance-based equity awards, see the Overview of 2016 Compensation section of the Compensation Discussion and Analysis included in this Proxy Statement.

(2)
Awards represent restricted stock awards granted to the Named Executive Officers as part of their annual compensation. All grants have vesting over three years, 33.33% on the first anniversary of the date of grant and 33.33% on each succeeding anniversary. In the event of a change in control, awards vest immediately.

(3)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award's vesting period. The Company utilized a third party valuation firm to measure the fair value of the performance-based restricted stock awards at grant date using the Monte Carlo model. Additional information regarding the calculation of the grant date fair value is included in footnote 3 to the Company's audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

40 |    Notice of Annual Meeting of Shareholders and Proxy Statement

Outstanding 2016 Equity Awards at Fiscal Year-End
The following table sets forth information concerning equity awards outstanding as of December 31, 2016:

		Option Awards						Stock Awards		Performance Awards

Name	Stock Ticker	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Ticker	Stock Award Grant Date		Number of Shares or Units Held that Have Not Vested (#)	Market Value of Shares or Units Held that Have Not Vested ($)(4)	Number of Unearned Shares or Units Held that Have Not Vested (#) (5)	Market Value of Unearned Shares or Units Held that Have Not Vested ($)(4)
Peter M. Carlino	PENN	84,123	6.96	7/8/2018	GLPI	1/29/2013	(3)	16,911	517,815
	PENN	84,123	8.19	1/3/2018	GLPI	6/12/2013	(2)	26,534	812,471
	PENN	84,123	8.88	1/3/2019	GLPI	3/11/2014	(2)	10,012	306,567
					GLPI	4/25/2014	(2)	18,333	561,356
					GLPI	1/2/2015	(2)	36,666	1,122,713	110,000	3,368,200
					GLPI	1/4/2016	(2)	55,000	1,684,100	110,000	3,368,200
					PENN	1/29/2013	(3)	13,451	185,489

William J. Clifford	PENN	150,000	6.96	7/8/2018	GLPI	1/29/2013	(3)	8,184	250,594
	PENN	150,000	8.19	1/3/2018	GLPI	3/18/2013	(2)	9,430	288,747
	PENN	150,000	8.88	1/3/2019	GLPI	3/11/2014	(2)	4,845	148,354
					GLPI	4/25/2014	(2)	9,166	280,663
					GLPI	1/2/2015	(2)	18,333	561,356	55,000	1,684,100
					GLPI	1/4/2016	(2)	27,500	842,050	55,000	1,684,100
					PENN	1/29/2013	(3)	6,510	89,773
					PENN	3/18/2013	(2)	7,500	103,425

Steven T. Snyder	GLPI	92,509	20.40	1/3/2018	GLPI	1/29/2013	(3)	2,431	74,437
	GLPI	88,085	17.34	7/8/2018	GLPI	3/18/2013	(2)	4,401	134,759
	GLPI	92,509	22.09	1/3/2019	GLPI	3/11/2014	(2)	1,439	44,062
	PENN	15,000	6.96	7/8/2018	GLPI	4/25/2014	(2)	5,833	178,606
	PENN	70,000	8.88	1/3/2019	GLPI	1/2/2015	(2)	11,666	357,213	35,000	1,071,700
					GLPI	1/4/2016	(2)	17,500	535,850	35,000	1,071,700
					PENN	1/29/2013	(3)	1,933	26,656
					PENN	3/18/2013	(2)	3,500	48,265

Desiree A. Burke					GLPI	1/29/2013	(3)	842	25,782
					GLPI	3/18/2013	(2)	1,571	48,104
					GLPI	3/11/2014	(2)	2,814	86,165
					GLPI	4/25/2014	(2)	4,166	127,563
					GLPI	1/2/2015	(2)	8,333	255,156	25,000	765,500
					GLPI	1/4/2016	(2)	12,500	382,750	25,000	765,500
					PENN	1/29/2013	(3)	670	9,239
					PENN	3/18/2013	(2)	1,250	17,238

Brandon J. Moore					GLPI	3/18/2013	(2)	314	9,615
					GLPI	3/11/2014	(2)	2,314	70,855
					GLPI	4/25/2014	(2)	3,333	102,056
					GLPI	1/2/2015	(2)	6,666	204,113	20,000	612,400
					GLPI	1/4/2016	(2)	12,500	382,750	25,000	765,500
					PENN	3/18/2013	(2)	250	3,448

(1)	All options are fully vested and exercisable.

(2)
Represents restricted stock awards. The forfeiture provisions on the restricted stock awards granted on March 18, 2013 and June 12, 2013, lapse 25% on each of the first, second, third and fourth anniversary of the date of grant. The forfeiture provisions on the restricted stock awards granted March 11, 2014, April 25, 2014, January 2, 2015, and January 4, 2016 lapse 33.33% on each of the first, second, and third anniversary of the date of grant. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately.

(3)
Represents phantom stock unit awards. Awards granted January 29, 2013, are scheduled to vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately.

41 |    Notice of Annual Meeting of Shareholders and Proxy Statement

(4)	Calculated based on the closing price of the Company's common stock on December 30, 2016 ($13.79 for PENN and $30.62 for GLPI), which was the last trading day of 2016.

(5)
Represents target achievement of the performance-based restricted stock awards. The amount of restricted stock to actually vest at the end of the performance period can range from zero to the maximum as described in the long-term performance-based equity awards section of the Overview of 2016 Compensation section of the Compensation Discussion and Analysis included in this Proxy Statement. The forfeiture provisions on the performance-based restricted stock awards granted January 2, 2015 and January 4, 2016, lapse at the end of the measurement period, December 31, 2017 and 2018, respectively. In the event of a change in control, awards vest immediately at target level or, if greater, the actual level of achievement as of the date of the change of control, annualized for the entire performance period.

42 |    Notice of Annual Meeting of Shareholders and Proxy Statement

2016 Option Exercises and Stock Vested
The following table sets forth information concerning options exercised, restricted stock awards vested, and phantom stock unit awards vested during fiscal 2016:

		Option Awards		Stock Awards		Phantom Stock Unit Awards
Name	Stock Ticker	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Peter M. Carlino (2)	GLPI	2,899,164	39,112,833	73,215	2,164,389	34,697	905,087
	PENN	168,246	881,340	—	—	27,597	376,278
William J. Clifford	GLPI	957,241	11,855,940	32,609	963,852	16,791	438,001
	PENN	250,000	2,230,298	7,500	111,300	13,355	182,092
Steven T. Snyder	GLPI	270,362	2,607,875	17,506	519,310	4,987	130,088
	PENN	131,653	887,701	3,500	51,940	3,967	54,089
Desiree A. Burke	GLPI	148,675	2,222,459	12,720	374,975	1,730	45,127
	PENN	18,750	119,391	1,250	18,550	1,376	18,762
Brandon J. Moore	GLPI	26,432	377,200	9,296	273,802	—	—
	PENN	5,000	40,600	250	3,710	—	—

(1)
Value realized reflects the difference between the per-share closing price of the Company's common stock on the date of exercise and the option's exercise price for options and the closing price of the Company's common stock on the day prior to vesting for awards, not the grant date fair value disclosed elsewhere in this Proxy Statement.

(2)
As part of the Spin-Off, Mr. Carlino exchanged stock awards to acquire Penn common stock for awards to acquire GLPI common stock; therefore there are no Penn stock award vestings reported for Mr. Carlino.

43 |    Notice of Annual Meeting of Shareholders and Proxy Statement

Potential Payments Upon Termination or Change-in-Control
The Named Executive Officers are entitled to accelerated vesting of equity-based incentive awards under the 2013 Long Term Incentive Compensation Plan (the "Plan") upon a change in control and, under certain circumstances, in the event of termination. The information below describes and quantifies compensation that would become payable and that which is accelerated assuming that such termination was effective December 31, 2016.

Executive Payments	Termination without Cause by Company ($)	Termination Upon Death ($)	Termination upon Disability ($)	Change in Control ($)	Change in Control Termination without Cause ($)
Peter M. Carlino
Cash Severance Benefit (1)	2,712,702	2,712,702	2,712,702	—	2,712,702
Restricted Shares (2)	—	5,190,511	5,190,511	5,190,511	5,190,511
Performance-Based Restricted Shares (3)	—	7,486,600	7,486,600	7,486,600	7,486,600
Total	$2,712,702	$15,389,813	$15,389,813	$12,677,111	$15,389,813

William J. Clifford
Cash Severance Benefit (1)	1,750,485	1,750,485	1,750,485	—	1,750,485
Restricted Shares (2)	—	2,564,962	2,564,962	2,564,962	2,564,962
Performance-Based Restricted Shares (3)	—	3,743,300	3,743,300	3,743,300	3,743,300
Total	$1,750,485	$8,058,747	$8,058,747	$6,308,262	$8,058,747

Steven T. Snyder
Cash Severance Benefit (1)	779,762	779,762	779,762	—	779,762
Restricted Shares (2)	—	1,399,848	1,399,848	1,399,848	1,399,848
Performance-Based Restricted Shares (3)	—	2,382,100	2,382,100	2,382,100	2,382,100
Total	$779,762	$4,561,710	$4,561,710	$3,781,948	$4,561,710

Desiree A. Burke
Cash Severance Benefit (1)	515,385	515,385	515,385	—	515,385
Restricted Shares (2)	—	951,997	951,997	951,997	951,997
Performance-Based Restricted Shares (3)	—	1,701,500	1,701,500	1,701,500	1,701,500
Total	$515,385	$3,168,882	$3,168,882	$2,653,497	$3,168,882

Brandon J. Moore
Cash Severance Benefit (1)	425,000	425,000	425,000	—	425,000
Restricted Shares (2)	—	772,837	772,837	772,837	772,837
Performance-Based Restricted Shares (3)	—	1,525,900	1,525,900	1,525,900	1,525,900
Total	$425,000	$2,723,737	$2,723,737	$2,298,737	$2,723,737

(1)	Basis for cash severance benefit is 2016 salary.

(2)
Restricted stock and phantom stock unit award values were computed based on the closing stock price of the Company's common stock on December 30, 2016, ($30.62 for the Company and $13.79 for PENN), which was the last trading day of 2016. Restrictions on awards will immediately lapse in the event of termination as a result of death, disability or change in control.

(3)
Performance-based restricted stock values, in the event of termination as a result of death or disability, were computed based on the Company's total shareholder return as compared to the MSCI US REIT Index achieved as of December 31, 2016, which was 50% for awards granted January 2, 2015 and January 4, 2016. Performance-based restricted stock values, in the event of change of control, were computed based on the Company's total shareholder return as compared to the MSCI US REIT Index achieved as of December 31, 2016, which was 50% for awards granted January 2, 2015 and January 4, 2016, as performance shall be deemed to have been achieved at target level or, if greater, the actual level of achievement as of the date of the change of control, annualized for the entire performance period. All performance-based restricted stock values were computed based on the Company's common stock price of $30.62 on December 30, 2016, which was the last trading day of 2016, plus applicable dividends.

44 |    Notice of Annual Meeting of Shareholders and Proxy Statement

2016 Nonqualified Deferred Compensation
The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Amount Previously Reported ($)	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Peter M. Carlino	8,829,098	508,824	254,411	852,377	(5,979)	10,438,731
William J. Clifford	2,598,226	328,441	164,221	317,051	(230,744)	3,177,195
Steven T. Snyder	1,404,271	146,484	73,242	182,479	(120,593)	1,685,883
Desiree A. Burke	116,369	73,715	36,857	16,435	(860)	242,516
Brandon J. Moore	17,919	34,423	17,210	3,948	(384)	73,116

(1)
For each Named Executive Officer, the executive's contribution is included in the Named Executive Officer's salary and/or non-equity executive compensation for 2016, as reported in the Summary Compensation Table.

(2)	For each Named Executive Officer, the Company's contribution is included in the Named Executive Officer's other compensation for 2016, as reported in the Summary Compensation Table.

(3)	Amounts reflect the change in account value during 2016. No amounts are reported in the Summary Compensation Table because earnings were not above market or preferential.
Gaming and Leisure Properties, Inc. Deferred Compensation Plan.
Pursuant to the Company's Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the committee administering the plan (the "Committee") may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum amount deferrable is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned. The Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. With the Board of Directors' approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement (on or after age 65) or a change in control of the Company, as defined in the Deferred Compensation Plan. The Committee may accelerate vesting of the Company's contributions if a participant terminates his or her employment because of disability. The Committee may also accelerate vesting in the event of an involuntary termination of employment pursuant to the same section of the plan (Section 3.8(g)).
Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for at least five years.
For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement. Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of a designated subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Committee, a participant can suspend deferrals or receive a partial and/or full payout under the plan. Certain specified employees have a six-month delay imposed upon distributions pursuant to a severance from service, as required by the final Code section 409A regulations. In the event of a change in control, the Company will accelerate installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a "change in control event" under Code section 409A.

45 |    Notice of Annual Meeting of Shareholders and Proxy Statement

Participants in the Deferred Compensation Plan may notionally invest deferred amounts, including Company contributions, in mutual funds selected by the Committee. Participants may change their investment elections at any time.

46 |    Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION AND GOVERNANCE COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation and Governance Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation and Governance Committee

David A. Handler, Chair E. Scott Urdang
The foregoing report of the Compensation and Governance Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

47 |    Notice of Annual Meeting of Shareholders and Proxy Statement

AUDIT AND COMPLIANCE COMMITTEE REPORT
The Audit and Compliance Committee of the Board of Directors assists the Board of Directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit and Compliance Committee's charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.
In the performance of its oversight function, the Audit and Compliance Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2016 with management and with our independent registered public accounting firm. In addition, the Audit and Compliance Committee discussed with our independent registered public accounting firm the matters required to be discussed by the PCAOB Accounting Standard No. 1301, Communications with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit and Compliance Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm's communications with the Audit and Compliance Committee concerning independence and has discussed with our independent registered public accounting firm that firm's independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.
Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

Audit and Compliance Committee Joseph W. Marshall, III, Chair David A. Handler E. Scott Urdang
The foregoing report of the Audit and Compliance Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT
Dismissal of Independent Accountant

On September 19, 2016, the Audit and Compliance Committee of Gaming and Leisure Properties, Inc.'s ("GLPI" or the "Company") Board of Directors (the "Audit and Compliance Committee") dismissed Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm. The decision to change the Company's independent registered public accounting firm was the result of a request for proposal process during which the Audit and Compliance Committee conducted a comprehensive, competitive process to select the independent registered public accounting firm.

The audit reports of EY on the Company's consolidated financial statements for each of the two fiscal years ended December 31, 2015 and December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company's consolidated financial statements for each of the two fiscal years ended December 31, 2015 and 2014, and in the subsequent interim period from January 1, 2016 to September 19, 2016, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures that, if not resolved to the satisfaction of EY would have caused EY to make reference to the matter in their report.

As disclosed in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2015 (the "2015 Form 10-Q"), management concluded that the Company did not maintain effective internal control over financial reporting as of September 30, 2015 as a result of the material weakness described in Item 4 of the Company's 2015 Form 10-Q, which description is incorporated herein by reference. Concurrent with the filing of the 2015 Form 10-Q, the Company filed an amended Annual Report on Form 10-K/A for the year ended December 31, 2014 (the "2014 Form 10-K/A"), related to the same material weakness, a description of which is included in Item 9A of the Company's Form 10-K/A and incorporated herein by reference. The material weakness related to the Company's failure to maintain effective controls and procedures over the evaluation of a complex leasing arrangement and the accurate measurement and recording of revenue earned under such lease. The Company further advises that as of December 31, 2015, the material weakness discussed in this paragraph was remediated and EY's report on the effectiveness of the Company's internal control over financial reporting as of December 31, 2015 expressed an unqualified opinion. The Audit and Compliance Committee has discussed the matter described in this paragraph with EY and has authorized EY to respond fully to the inquiries of a successor accountant concerning such matter.

Engagement of Independent Accountant

On September 19, 2016, the Audit and Compliance Committee approved the engagement of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the year ended December 31, 2016.

During the fiscal years ended December 31, 2015 and 2014 and in the subsequent interim period through September 19, 2016, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions
For the year ended December 31, 2016, there were no related person transactions to report.
Employment Agreements and Arrangements
We currently do not have employment agreements or arrangements with any of our executives. However, we may enter into employment agreements or arrangements with our executive officers in the future. If we elect to do so, we anticipate that they will provide for salary, bonuses and other benefits, including severance benefits upon termination of employment as well as equity awards, among other matters.
Indemnification of Directors and Officers
Our charter and bylaws contain indemnification provisions for the benefit of our directors and executive officers.
Review and Approval of Transactions with Related Persons
Pursuant to the terms of its charter, the Audit and Compliance Committee reviews and pre-approves all conflicts of interest and related party transactions. For the purposes of the Audit and Compliance Committee's review, related person transactions are transactions, arrangements or relationships that are required to be disclosed pursuant to SEC Regulation S-K, Item 404, including those where the Company is a participant and in which an executive officer, a director or an owner of 5% or greater of the Company's common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest. Our code of business conduct has a broad definition of conflict of interest, which includes related person transactions, and requires employees to report potential conflicts to the General Counsel. The General Counsel may consult with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related person transaction that must be presented to the Audit and Compliance Committee.
For transactions determined to require Audit and Compliance Committee review, the General Counsel collaborates with members of the finance staff to prepare and present the transaction to the Audit and Compliance Committee. An Audit and Compliance Committee member will not participate in the review of transactions in which he or she or his or her immediate family member has an interest. The Audit and Compliance Committee will only approve related person transactions that are in, or are not inconsistent with, the best interests of the Company based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.
Conflict of Interest Policies
As described above, our code of business conduct seeks to identify and mitigate conflicts of interest between our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers, on the one hand, and the Company on the other hand, in accordance with applicable rules and regulations of the SEC and NASDAQ. Our code of business conduct is available on our website. Waivers of our code of business conduct are required to be disclosed in accordance with SEC and NASDAQ requirements. In addition, we adopted corporate governance guidelines to assist our Board of Directors in the exercise of its responsibilities and to serve our interests and those of our shareholders. Peter M. Carlino serves as chairman of Penn and as our Chairman and Chief Executive Officer. In addition, David A. Handler, one of our directors, continues to serve as a director at Penn. We adopted governance guidelines that require Peter M. Carlino and David A. Handler to report any matter that may create, or may create the appearance of, a conflict of interest to Joseph W. Marshall, III, our lead independent director, for evaluation and appropriate resolution. Our Board of Directors may, in the future, also form committees of independent directors to discuss and act upon matters involving both us and Penn. No other person will be a director, executive officer or other employee of both us and Penn.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table contains information about the beneficial ownership of our common stock as of March 6, 2017 by:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;

•	each executive officer named in the summary compensation table;

•	each of our directors; and

•	all directors and executive officers as a group.
Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 6, 2017 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name. Our calculation of the percentage of beneficial ownership is based on 208,076,212 shares of common stock outstanding on March 6, 2017.
Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Gaming and Leisure Properties, Inc., 845 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610.

	GLPI Common Stock
Name and Address of Beneficial Owner	Shares	%
Peter M. Carlino (1)(2)	11,254,029	5.409%
David A. Handler (3)	307,731	*
Joseph W. Marshall, III (3)	21,351	*
James B. Perry	—	*
Earl C. Shanks	28,000	*
E. Scott Urdang (3)	50,241	*
William J. Clifford (4)	163,328	*
Steven T. Snyder (5)	327,108	*
Desiree Burke (6)	40,089	*
Brandon J. Moore (7)	39,142	*
All executive officers and directors as a group (10 persons)	12,231,019	5.878%
5% Shareholders Not Listed Above
The Vanguard Group Inc. (8)	30,187,708	14.508%
Baron Capital Group, Inc. (9)	12,555,853	6.034%
BlackRock, Inc. (10)	12,124,449	5.827%
Capital Research Global Investors (11)	11,837,557	5.689%
FMR LLC(12)	11,111,388	5.340%

*	Less than 1%

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Notes to Security Ownership of Principal Shareholders and Management Table

(1)
The number of shares in the table includes: (a) 7,093,010 shares owned by the Carlino Family Trust and the Residuary Trust, each described in footnote 2 below, as to which Peter M. Carlino has sole voting power for the election directors and certain other matters and shared investment power and shared voting power with respect to certain matters; (b) 3,996,141 shares jointly-owned with his wife Marshia W. Carlino; and (c) 164,878 shares of restricted stock under which Mr. Carlino has voting rights but his disposition rights are currently restricted.

(2)
6,656,309 shares of our common stock are owned by an irrevocable trust, which we refer to as the Carlino Family Trust, among Peter D. Carlino (who passed away in November 2013), his eight children and the former spouse of one of his children, as settlors, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. 436,701 shares are owned by a residuary trust (the "Residuary Trust") for the benefit of Peter D. Carlino and his children. Peter M. Carlino, David E. Carlino, Richard J. Carlino and Harold Cramer have shared investment power and shared voting power with respect to certain matters for the Carlino Family Trust and for the Residuary Trust. The Carlino Family Trust has pledged an aggregate of 1,195,741 shares as security for loans to the trust and for the benefit of trust beneficiaries.

(3)	Includes 12,392 shares of restricted stock under which each of Messrs Handler, Urdang and Marshall has voting rights but his disposition rights are currently restricted.

(4)	Includes 78,440 shares of restricted stock under which Mr. Clifford has voting rights but his disposition rights are currently restricted.

(5)
Includes 46,672 shares of restricted stock under which Mr. Snyder has voting rights but his disposition rights are currently restricted. Mr. Snyder has pledged an aggregate of 280,436 shares as security for loans.

(6)	Includes 33,550 shares of restricted stock under which Ms. Burke has voting rights but her disposition rights are currently restricted.

(7)	Includes 30,127 shares of restricted stock under which Mr. Moore has voting rights but his disposition rights are currently restricted.

(8)
According to its Schedule 13G/A filed with the SEC on February 13, 2017, consists of shares beneficially owned as of December 31, 2016 by The Vanguard Group Inc. or its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard Specialized Funds - Vanguard REIT Index Fund reported on a Schedule 13G/A filed on February 13, 2017, that it has the sole power to vote 14,288,615 shares of the our common stock beneficially held by The Vanguard Group, Inc. Vanguard Specialized Funds - Vanguard REIT Index Fund is an investment firm located at 100 Vanguard Blvd., Malvern, PA 19355.

(9)
According to its Schedule 13G/A filed with the SEC on February 14, 2017, consists of shares beneficially owned as of December 31, 2016 by Baron Capital Group, Inc. or its affiliates, BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of Baron Capital Group, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(10)
According to its Schedule 13G filed with the SEC on January 30, 2017, consists of shares beneficially owned as of December 31, 2016 by BlackRock, Inc. and its affiliates. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(11)
According to its Schedule 13G/A filed with the SEC on February 13, 2017, consists of shares beneficially owned as of December 30, 2016 by Capital Research Global Investors, a division of Capital Research and Management Company. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(12)
According to its Schedule 13G filed with the SEC on February 14, 2017, consists of shares beneficially owned as of December 31, 2016 by FMR LLC or its affiliates, FIAM LLC, Fidelity Institutional Asset Management Trust Company, FMR Co., Inc. and Strategic Advisers, Inc. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

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EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Information Table (as of December 31, 2016)

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted - average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	2,056,382	20.25	3,496,611

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of our common stock and any other equity securities of the Company with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers, directors, and greater than 10% shareholders, we believe that during 2016 all officers, directors, and greater than 10% shareholders subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

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PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Compliance Committee has selected Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017 and the shareholders are asked to ratify this selection. Deloitte & Touche LLP  has served as the Company's independent registered public accounting firm since September 2016. All audit and non-audit services provided by Deloitte & Touche LLP are approved by the Audit and Compliance Committee. Deloitte & Touche LLP has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Deloitte & Touche LLP are expected to attend the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of the votes cast at the meeting is required to approve the ratification of the selection of the Company's independent registered public accounting firm.
A description of aggregate fees for professional services performed in relation to fiscal 2016 and fiscal 2015 is as follows:

	Fiscal 2016	Fiscal 2015
Audit Fees - Deloitte & Touche LLP (1)	$777,500	$—
Audit Fees - Predecessor Auditor (1) (2)	1,107,229	931,158
Audit-Related Fees (3)	41,230	40,000
Tax Fees	—	—
Total Fees	$1,925,959	$971,158

(1)
Audit fees include fees associated with the annual audit, reviews of the Company's quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings.

(2)
Audit fees for the predecessor auditor in 2016 primarily related to the review of the accounting and debt and equity offering filings related to the Pinnacle acquisition. Audit fees for 2015 also include the audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and additional services performed for Form S-4 filings. See Changes in Registrant's Certifying Accountant for additional information.

(3)	The fees disclosed under this category consist of fees for an employee benefit plan audit completed by our predecessor auditor.
Audit and Compliance Committee Pre-Approval Policies and Procedures
Under our Audit and Compliance Committee's charter, the Audit and Compliance Committee must pre-approve all audit and other permissible non-audit services proposed to be performed by our independent registered public accounting firm. The Audit and Compliance Committee is also responsible for approving, in advance, all requests by management for permissible non-audit services to be provided to us by the independent registered public accounting firm. If the Audit and Compliance Committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the Audit and Compliance Committee at its next scheduled meeting. All of the fees paid to the Company's independent auditor described above were pre-approved by the Audit and Compliance Committee.
Required Vote
The affirmative vote of a majority of votes cast is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
Our Board of Directors recommends that you vote FOR ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.

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PROPOSAL 3
ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation is designed to reward executive performance that contributes to our success while encouraging behavior that is in our long-term best interests. We also seek to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. At the core of our executive compensation program is our “pay for performance” philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our compensation program is strongly aligned with the interests of our shareholders and sound corporate governance principles.
We urge you to read the “Compensation Discussion and Analysis” section and compensation tables and narrative discussion in this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the compensation of our named executive officers.
We are asking our shareholders to indicate their support for our named executive officers' compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation and Governance Committee or our Board of Directors. Our Board of Directors and our Compensation and Governance Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders' concerns and the Compensation and Governance Committee will evaluate whether any actions are necessary to address those concerns.
The Board of Directors unanimously recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion that accompanies the compensation tables.

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PROPOSAL 4
ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY
OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

As discussed in Proposal 3, the Board of Directors values the input of shareholders regarding the Company's executive compensation practices. Section 14A of the Exchange Act requires that we conduct an advisory vote every six years on how frequently future advisory votes on executive compensation such as Proposal 3, should occur, commonly known as the “say-on-frequency” proposal. As a result, in 2014, we presented our shareholders with a say-on-frequency proposal and they approved a frequency of every three years for our advisory vote on our executive compensation practices. Although we are not required to present a say-on-frequency proposal until 2020, for the reasons set forth below, the Board of Directors has determined that holding an advisory vote on executive compensation every one year (instead of every three years) is in the best interests of our shareholders and the Company. Therefore, the Board of Directors has elected to invite shareholders to express their views at the Annual Meeting on how frequently the advisory vote on our executive compensation should occur. Shareholders can advise the Board of Directors on whether such vote should occur every one year, every two years, or every three years or may abstain from voting.
After receiving feedback from shareholder outreach and engagement in 2016 and after careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company because the Board of Directors believes that an annual frequency provides the highest level of accountability and communication by and between the Board of Directors and the shareholders. An annual vote enables shareholders to approve the compensation of the named executive officers with the most recent executive compensation information presented in the proxy statement for the annual meeting of shareholders. In addition, the Board of Directors recognizes the importance of receiving regular, direct input from shareholders on important issues such as the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement every year. An annual vote is also consistent with Company policies of annually seeking input from, and engaging in discussions with, the shareholders on corporate governance matters and executive compensation philosophy, policies and practices.
This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board of Directors' recommendation. Although non-binding, the Board of Directors and the Compensation and Governance Committee will carefully review the voting results. Notwithstanding the Board of Directors' recommendation and the outcome of the shareholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.
The Board of Directors unanimously recommends a vote for the option of every "ONE YEAR" as the frequency with which shareholders are provided an advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

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PROPOSAL 5
SHAREHOLDER PROPOSAL REGARDING THE ADOPTION OF A MAJORITY VOTE STANDARD FOR UNCONTESTED DIRECTOR ELECTIONS

The Company is not responsible for the content of this shareholder proposal or supporting statement.
UNITE HERE (the “Union”), 275 Seventh Avenue, New York, NY 10001, which is the beneficial owner of 448 shares of the Company’s common stock, and which intends to hold such shares of the Company’s common stock through the date of the Annual Meeting, such ownership being in excess of $2,000 in market value, submitted the following proposal and supporting statement:
Proposal:
Be it resolved, that ARTICLE IV, Section (c) of the Amended and Restated Bylaws (“Bylaws”) of Gaming and Leisure Properties, Inc. (“the Company”) be amended to provide that, in uncontested elections, directors be elected by the affirmative vote of a majority of votes cast, by inserting the underlined language:
(c) Election of Directors. Except as otherwise provided in these Bylaws, directors of the Corporation shall be elected by the shareholders who are entitled to vote. In elections for directors, voting need not be by ballot, except upon demand made by a shareholder entitled to vote at the election and before the voting begins. For an election in which there are the same number of candidates as there are directors to be elected in each class or group of classes, if any, candidates receiving a greater number of votes “for” than “against” shall be elected. For elections where the number of candidates for each class or group of classes, if any, exceeds the number of directors to be elected, the candidates receiving the highest number of votes from each class or group of classes, if any, entitled to elect directors separately up to the number of directors to be elected by the class or group of classes shall be elected. If at any meeting of shareholders, directors of more than one class are to be elected (if the board of directors is then classified), each class of directors shall be elected in a separate election.
IT IS FURTHER RESOLVED that if any law bars shareholders from making the above amendments, then this resolution shall be deemed a recommendation to the Board to take all necessary steps to require the support of an affirmative majority of votes cast to elect a director in an uncontested election (one in which there are the same number of candidates as there are directors to be elected in each class or group of classes, if any).
Supporting Statement
We believe the election of directors to be a fundamental right of shareholders; however, with a plurality vote standard, as used by our Company, director elections are less meaningful.
Under the plurality vote standard, a nominee can be elected with a single affirmative vote. Our proposed amendments would require a director to receive the support of a majority of votes cast in an uncontested election to be elected. We also recommend our Company adopt a director resignation policy providing for the replacement of directors who have lost majority support.
In 2016, similar proposals received the support of 69% of shareholder votes cast. 88% of S&P 500 companies now have adopted a majority vote standard.
GLPI has unilaterally amended its bylaws to exclude shareholders from nominating directors or proposing other business unless they hold at least 1% of outstanding stock for at least one year prior to the submission of nominees and proposals. Vote YES to strengthen our basic right to elect directors of our choosing, and to hold these directors accountable.
BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION
After careful evaluation and consideration of Proposal 5 to take all necessary steps to adopt a majority vote standard in uncontested elections, and for the reasons discussed below, the Board has concluded that Proposal 5 is not in the best interests of the Company or our shareholders. Therefore, our Board unanimously recommends that you vote AGAINST Proposal 5.

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More specifically, the Board recommends a vote against Proposal 5 for the following reasons:

•
Proposal 5 is the latest in a long line of attempts by the Union to exert pressure on the Company under the guise of enhancing shareholder value when, in fact, the Union expended a considerable amount of time and resources in 2015 and 2016 engaging in tactics that, if successful, would have been destructive to shareholder value;

•	The current plurality vote standard avoids uncertainty, risks to our director election process and corporate governance complications arising from a “failed election”;

•	The current plurality vote standard allows us to attract a larger pool of qualified candidates willing to serve as directors of a company within our heavily regulated industry; and

•	Our Compensation and Governance Committee extensively evaluates board candidates and shareholders have existing avenues of expressing dissatisfaction with directors.

Analysis

Proposal 5 is the latest in a long line of attempts by the Union to exert pressure on the Company under the guise of enhancing shareholder value when, in fact, the Union expended a considerable amount of time and resources in 2015 and 2016 engaging in tactics that, if successful, would have been destructive to shareholder value.
Our Board is committed to a long-term, sustained approach to shareholder value, and having a plurality voting standard for director elections supports that approach. We have included a discussion below regarding the merits of a plurality voting standard and strongly believe that such a standard is in the best interests of our shareholders. However, we believe it is also important for our shareholders to understand our history with the Union.
The Company was spun-off from Penn National Gaming, Inc. (“Penn”) in November 2013. Penn received proposals from the Union for matters to be considered by its shareholders at four straight annual meetings from 2009 to 2012 and expressed to its shareholders the “genuine belief that the Union’s various proposals have nothing to do with executive compensation, board relationships or accountability (as the Union would have shareholders believe).” Penn cited numerous actions that it believed provided evidence that the “proposals are motivated only by its desire to organize [Penn’s] employees” and that the Union was “abusing the shareholder proposal process in an effort to pressure management into making decisions that we think are contrary to the best interests of [Penn], its employees and its shareholders.” We believe that the Union’s efforts here are similarly superficial and have nothing to do with the desire to hold directors accountable.
We believe it is important for our shareholders to understand that the Union’s proposal is yet another in a series of actions intended to materially harm the Company. In addition to the history of the Union’s dealings with Penn and the Union’s submission of this proposal, in 2015 and 2016, the Union expended significant time and resources attempting to block the Company’s acquisition of Pinnacle Entertainment, Inc.’s (“Pinnacle”) real property assets by attempting to influence several gaming regulatory agencies and the Federal Trade Commission.

•
On March 19, 2015, the Union filed Proxy Soliciting Materials in connection with Pinnacle’s 2015 Annual Meeting of Stockholders in an effort to persuade Pinnacle’s stockholders to require certain corporate governance provisions in the proposed spin-off of Pinnacle’s assets into a REIT. As support, the Union cited a significant decline in the Company’s stock from December 2013 to January 2015 that conveniently ignored the $11.84 per share special dividend paid in the first quarter of 2014 thereby significantly overstating a decline in the Company’s stock price.

•
On March 23, 2015, the Union sent a letter to the Chairman of the Missouri Gaming Commission urging the Commission to withhold approval of the value enhancing strategic transaction between the Company and Pinnacle. The letter, signed by Kevin McNatt, President Local 74, was littered with factual misrepresentations and inaccurate conclusions of law.

•
On April 16, 2015, the Union filed a Proxy Statement - Contested Solicitations in connection with Pinnacle’s 2015 Annual Meeting of Stockholders seeking to move forward certain corporate governance initiatives in the event Pinnacle formed a REIT. The Union Proxy Statement incorporated the same misleading statements regarding the performance of the Company’s stock price following its spin-off from Penn that were contained in the March 19, 2015 Proxy Soliciting Materials.

•
On August 28, 2015, the law firm of Davis, Cowell & Bowe, LLP sent a letter to The Honorable Edith Ramirez, Chairwoman of the Federal Trade Commission, on behalf of the Union, requesting a review of the anticompetitive effects of the proposed transaction. The letter contained several factual inaccuracies and

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flawed assumptions. The Federal Trade Commission, on its own initiative, subsequently conducted a thorough review of the proposed transaction and the master lease between the Company and Pinnacle and closed its investigation prior to the consummation of the transaction.

•
In September 2015, the Union distributed form postcards to its members addressed to Deborah L. Feinstein, Director, Bureau of Competition, of the Federal Trade Commission, asking that the cards be completed and returned to Ms. Feinstein. The cards contained false and misleading information about alleged anticompetitive effects of the transaction.

•
On November 12, 2015, the Company and Pinnacle each made a public presentation at a meeting of the Indiana Gaming Commission regarding the proposed transaction. Union representative Noah Carson-Nelson was in attendance and made a public presentation encouraging the Indiana Gaming Commission to deny the requested approvals. Consistent with previous Union communications, the presentation contained assumptions and representations that we believe were materially false and misleading.

•
In February 2016, the Union released two reports entitled A House Divided: Dividends to REIT Shareholders vs Casino Reinvestment and GLPI: Outlier in the REIT Industry and distributed both reports to various gaming regulatory commissions and boards considering the transaction. These reports contained materially false and misleading information that we believe was designed to mislead regulatory agencies to deny the transaction.

•
On February 24, 2016, the Union appeared in front of the Indiana Gaming Commission once again in an attempt to convince the Commission to deny the requested transaction approvals. Despite these efforts, the Commission issued an order approving the transaction.

•	On February 29, 2016, the Union filed a Petition for Administrative Review challenging the Indiana Gaming Commission’s order approving the transaction. The Commission denied the Petition.

•
On March 23, 2016, the Union made a public presentation to the Missouri Gaming Commission urging it to deny the Company’s request for approval of the transaction. Through questioning from certain commissioners, the Union admitted that it did not represent a single member in the State of Missouri at a facility implicated by the transaction. Further, commissioners openly challenged the accuracy of several assertions made by Union representatives at the meeting.

•
On April 4, 2016, the Union filed a Request for Reconsideration of Denial of Petition for Administrative Review challenging the Indiana Gaming Commission’s denial of its Petition for Administrative Review. On April 8, 2016, the Union submitted a document entitled “Renewed Petition for Stay of Effectiveness of Order” requesting an administrative law judge set a hearing to consider a stay of the Commission’s Order approving the transaction. The petition was denied.

•
On April 25, 2016, the Union filed petitions in Lake County Superior Court, in Lake County, Indiana, seeking a review the Indiana Gaming Commission’s order approving the transaction, a stay or, in the alternative, a preliminary injunction.

•
On April 27, 2016, the day before the Company’s acquisition of Pinnacle’s real property assets was scheduled to close, a hearing was held in the Lake County Superior Court, Civil Division to consider the Union’s petition for a stay or preliminary injunction to stop the closing of the transaction. The Company and Pinnacle intervened, and after hearing the arguments on the merits, the Judge declined the Union’s petition and the case was ultimately dismissed with prejudice.

In addition to the foregoing, we have reason to believe private meetings were also held with certain regulatory agencies and that certain public officials were convinced to send letters urging certain regulatory agencies to deny approval of the transaction. Fortunately for the Company, Pinnacle and each of their respective shareholders, the desperate attempts described above to thwart the transaction ultimately failed. However, the Company and Pinnacle expended significant time and financial resources to combat these frivolous claims. Unfortunately for those employees represented by the Union, the extensive campaign waged by the Union against the Company did not result in any benefit to its due-paying members and, more importantly, would likely not have benefited them even if successful. Conversely, while the Union claims that it firmly believes that REITs in general will be detrimental to its members, it appeared to stand by quietly as MGM Resorts International - a company with respect to which the Union represents thousands of employees - transferred many of its properties into a separately, publicly traded REIT.
The Union is using whatever means available, including the shareholder proposal process, to pressure the Company with absolutely no regard for what is in the best interests of shareholders or its members. Why would it? According to the information provided with its proposal, it only owns 448 shares of the Company’s stock. Further, the Company has very few employees that could be unionized even if the Union were to somehow convince employees that the foregoing tactics are an efficient and beneficial use of member dues - wages from hardworking

60 |    Notice of Annual Meeting of Shareholders and Proxy Statement

employees. Consequently, we believe that Proposal 5 has nothing to do with the Union’s desire to make director elections more meaningful or to hold directors accountable.
The current plurality vote standard avoids uncertainty, risks to our director election process and corporate governance complications arising from a “failed election.”
The plurality voting standard for the election of directors, which is the default standard under Pennsylvania law, ensures that we avoid “failed elections” - in which directors fail to receive the requisite votes necessary to be elected - resulting in vacancies on the Board. The potential of a failed election presents unnecessary legal uncertainty and risk to our director election process, as vacancies on our Board could result in our inability to comply with certain NASDAQ listing requirements or other securities regulations. This includes requirements relating to director independence, committee composition and audit committee financial experts. A failed election would be particularly problematic for us given the relatively small size of our Board. In addition, as discussed below, our status as a landlord and operator within the heavily regulated gaming industry makes it very difficult for us to identify qualified candidates who are willing and able to undergo the extensive licensing process required to serve as a director on our Board. This difficulty, coupled with the long and uncertain time period associated with the licensing process for qualified candidates, may result in vacancies on our Board for extended time periods following a failed election. Plurality voting gives the Board the flexibility to respond appropriately to shareholder interests without the risk of potential corporate governance complications arising from failed elections.
The current plurality vote standard allows us to attract a larger pool of qualified candidates willing to serve as directors of a company within our heavily regulated industry.
The ownership, operation, and management of gaming and racing facilities are subject to pervasive regulation. These regulations impact both our ownership and operation of the properties we own in our taxable REIT subsidiaries (the “TRS properties”) and the operations of our gaming tenants. Our ownership and operation of the TRS properties subject the Company and its executive officers and directors to the jurisdiction of the gaming regulatory agencies in Louisiana and Maryland. Further, many gaming and racing regulatory agencies in the jurisdictions in which our gaming tenants operate require the Company and its affiliates, including its executive officers and directors, to maintain licenses because of the Company’s status as landlord, including Colorado, Illinois, Indiana, Mississippi, Missouri, Ohio and Pennsylvania. The licensing process is onerous, invasive, time consuming, and expensive. Because of this, it is very difficult to identify qualified candidates willing to subject themselves, as well as their families, to the rigorous and intrusive process necessary to obtain a gaming license. We believe that our current plurality voting standard allows us to attract a larger pool of qualified director candidates who are willing to subject themselves and their families to the regulatory approval process in light of the decreased potential of failed elections and board turnover. By implementing a plurality voting standard, we also believe we have been able to limit (i) the expense associated with the licensing process and (ii) the exposure to increased regulatory scrutiny associated with board turnover.
Our Compensation and Governance Committee extensively evaluates board candidates and shareholders have existing avenues of expressing dissatisfaction with directors.
Our Compensation and Governance Committee is responsible for evaluating and recommending candidates for membership on our Board, including director nominees suggested by our shareholders and our Board. As part of its review of a potential candidate’s qualifications, the Compensation and Governance Committee considers the candidate’s ability to represent the interests of our shareholders, conducts a background check of all potential candidates to confirm the qualifications and character of the candidate and evaluates whether a candidate meets the suitability requirements of all relevant regulatory authorities. In addition, as part of its review of an incumbent director’s qualifications for nomination, the Compensation and Governance Committee takes into consideration individual performance, board and committee performance, governance practices, and the results of the most recent election in which such incumbent stood for election to the Board. Shareholders can express their dissatisfaction with an incumbent director’s performance by withholding their vote. In addition, shareholders with a meaningful ownership percentage of the Company’s common stock may nominate or recommend director candidates for election to our Board pursuant to our bylaws. Any candidate receiving more votes than an incumbent director in a contested election will be elected to the Board.

61 |    Notice of Annual Meeting of Shareholders and Proxy Statement

Board Recommendation
For the foregoing reasons, the Board believes that adopting a majority vote standard for director elections is not in the best interests of shareholders, and unanimously recommends a vote “AGAINST” the proposal relating to the adoption of a majority vote standard.

62 |    Notice of Annual Meeting of Shareholders and Proxy Statement

OTHER MATTERS
Our Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to our Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2018 ANNUAL MEETING OF SHAREHOLDERS
Shareholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2018 Annual Meeting of Shareholders must be received by us no later than December 28, 2017 and must comply with the requirements of the proxy rules promulgated by the SEC.
In accordance with our bylaws, for a proposal of a shareholder to be raised from the floor and presented at our 2018 Annual Meeting of Shareholders, other than a shareholder proposal intended to be included in our Proxy Statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act, a shareholder's notice must be hand-delivered or mailed by certified or registered mail, return receipt requested, to our principal executive offices, together with all supporting documentation required by our bylaws, not prior to January 16, 2018 nor later than February 15, 2018. Shareholder proposals should be addressed to Gaming and Leisure Properties, Inc., 845 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary.
ANNUAL REPORT TO SHAREHOLDERS
Our 2016 Annual Report has been posted, and is available without charge, on our corporate website at www.glpropinc.com. For shareholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2016 Annual Report. For shareholders receiving a printed copy of this Proxy Statement, a copy of our 2016 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2016 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any shareholder of record or beneficial owner of our common stock. Requests can be made by writing to Gaming and Leisure Properties, Inc., 845 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
We have adopted a procedure, approved by the SEC, called "householding." Under this procedure, shareholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2016 Annual Report, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2016 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact us by telephone at 610.401.2900 or in writing at 845 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2016 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact us as indicated above.
If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or the 2016 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company's common stock sharing an address.

63 |    Notice of Annual Meeting of Shareholders and Proxy Statement

ANNUAL MEETING OF GAMING AND LEISURE PROPERTIES, INC.

Date: June 15, 2017
Time: 10:00 A.M. (Eastern Time)
Place: Ballard Spahr LLP 1735 Market Street, 48th Floor, Philadelphia, PA 19103

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote **FOR** Proposals 1, 2 and 3, **"1 YEAR"** on Proposal 4 and **AGAINST** Proposal 5.

1: Election of Director Nominees

	For	Withhold	Directors Recommend
01 Joseph W. Marshall, III	☐	☐	For
02 E. Scott Urdang	☐	☐	For
03 Earl C. Shanks	☐	☐	For
04 James B. Perry	☐	☐	For

	1 year	2 years	3 years	Abstain	Directors Recommend
4: To approve, on a non-binding advisory basis, the frequency of future advisory votes to approve executive compensation.	☐	☐	☐	☐	1 Year

	For	Against	Abstain	Directors Recommend
5: To consider a shareholder proposal regarding majority voting in uncontested director elections, if properly presented at the Annual Meeting.	☐	☐	☐	AGAINST

6: To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Authorized Signatures - This section must be completed for your Instructions to be executed.

____________________ Please Sign Here | ____________ Please Date Above

____________________ Please Sign Here | ____________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Annual Meeting of Gaming and Leisure Properties, Inc. to be held on Thursday, June 15, 2017 for Holders as of April 13, 2017

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxydocs.com/glpi
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call **866-286-3501**
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Peter M. Carlino and David A. Handler, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Gaming and Leisure Properties, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, FOR "1 YEAR" IN PROPOSAL 4 AND AGAINST PROPOSAL 5.

All votes must be received by 5:00 P.M., Eastern Time, June 14, 2017.

PROXY TABULATOR FOR

GAMING AND LEISURE PROPERTIES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — Gaming and Leisure Properties, Inc.
Annual Meeting of Shareholders
June 15, 2017, 10.00 a.m. (Eastern Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Peter M. Carlino and David A. Handler (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of Ballard Spahr LLP, 1735 Market Street, 48th Floor Philadelphia, PA 19103, on Thursday, June 15, 2017 at 10.00 a.m. (EDT) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following items of business:

The Board of Directors of the Company recommends a vote "FOR" all nominees for director and "FOR" Proposals 2 and 3, for "1 Year" on Proposal 4 and "AGAINST" Proposal 5.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" Proposals 2 and 3, for "1 Year" on Proposal 4 and "AGAINST" Proposal 5. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →